Exhibit 4.1

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STOCK AND ASSET PURCHASE AGREEMENT

between

PFIZER INC.

and

CADBURY SCHWEPPES PLC

DATED AS OF DECEMBER 16, 2002

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TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS AND TERMS
Section 1.1	Definitions	1
Section 1.2	Other Definitional Provisions	14
ARTICLE II
PURCHASE AND SALE
Section 2.1	Purchase and Sale of Shares of the Conveyed Subsidiaries	14
Section 2.2	Purchase and Sale of Assets of the Asset Selling Corporations	14
Section 2.3	Consents	16
Section 2.4	Excluded Assets of the Business	17
Section 2.5	Assumption of Certain Obligations of the Business	18
Section 2.6	Retained Liabilities of the Business	19
Section 2.7	Purchase Price	19
Section 2.8	Purchase Price Adjustment	20
Section 2.9	Allocation of the Aggregate Purchase Price	21
ARTICLE III
CLOSING
Section 3.1	Closing	22
ARTICLE IV
CONDITIONS TO CLOSING
Section 4.1	Conditions to the Obligations of Purchaser and Pfizer	23
Section 4.2	Conditions to the Obligations of Purchaser	24
Section 4.3	Conditions to the Obligations of Pfizer	25
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PFIZER
Section 5.1	Organization	25

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Section 7.5	Employees and Employee Benefits	50
Section 7.6	Certain Dividends, Etc	56
Section 7.7	Resignations	57
Section 7.8	Bulk Transfer Laws	57
Section 7.9	Noncompetition	57
Section 7.10	Transitional Services	59
Section 7.11	Transitional Intellectual Property License Agreement	59
Section 7.12	Compliance with WARN, Etc	59
Section 7.13	Foreign Implementing Agreements	59
Section 7.14	Litigation Support	59
Section 7.15	Insurance	60
Section 7.16	Trade Notification	60
Section 7.17	Further Assurances	60
Section 7.18	Other Agreements	61
Section 7.19	2002 Audited Financial Statements	61
Section 7.20	No Contingent Liabilities	62
Section 7.21	Purchaser Circular	62
Section 7.22	Purchaser Shareholder Meeting; Board Recommendation	62
Section 7.23	Dublin Facility	62
ARTICLE VIII
INDEMNIFICATION
Section 8.1	Indemnification by Pfizer	63
Section 8.2	Indemnification by Purchaser	63
Section 8.3	Notice of Claims	64
Section 8.4	Third Party Claims	64
Section 8.5	Expiration	65
Section 8.6	Certain Limitations	65
Section 8.7	Losses Net of Insurance, Etc	66
Section 8.8	Sole Remedy/Waiver	67
Section 8.9	Indemnification Procedures for Remedial Actions with respect to Items Listed Under Clauses (ii) and (v) of the Definition of Excluded Environmental Liabilities	67
Section 8.10	Limitation on Indemnification for Remedial Actions with respect to Items Listed Under Clauses (ii) and (v) of the Definition of Excluded Environmental Liabilities	69
Section 8.11	Limitation on Damages	69
ARTICLE IX
TERMINATION
Section 9.1	Termination	70
Section 9.2	Effect of Termination	70

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1.1(A)	Asset Selling Corporations
1.1(B)	Conveyed Subsidiaries
1.1(C)	Excepted Employees
1.1(C)(I)	Employees whose Compensation is Subject to Approval by PLT
1.1(C)(II)	Employees on Leave; Absent Employees
1.1(D)	Facilities
1.1(E)	Knowledge of Pfizer
1.1(F)	Stock Selling Corporations
1.1(G)(a)	Pfizer Known Environmental Liabilities
1.1(G)(b)	Purchaser Known Environmental Liabilities
1.1(H)	Transitional Intellectual Property
2.2(a)	Leased Real Property of Asset Selling Corporations
2.2(f)	Intellectual Property Licenses
2.2(n)	Domain Names
2.4(a)(ix)	Excluded Assets
2.4(a)(x)	Excluded Sites
2.9	Allocation of the Aggregate Purchase Price
4.2(d)	Third Party Consents
5.3(b)	Capital Structure of Conveyed Subsidiaries
5.3(c)	Subsidiaries of Conveyed Subsidiaries
5.4	Non-Contravention
5.5	Governmental Authorizations (Seller Corporations)
5.6(a)-1	Financial Statements: Exceptions
5.6(a)-2	Financial Statements: Deferred Taxes

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5.6(b)	Audited Financial Statements
5.6(c)	September 2002 Management Financial Statements
5.7	Absence of Material Changes
5.8	Litigation
5.9	Compliance with Laws
5.10	Product Registrations; Regulatory Compliance
5.11(a)	Environmental Matters
5.11(b)	Environmental Documents
5.12	Material Contracts
5.13A	List of Intellectual Property
5.13B	Intellectual Property Exceptions
5.14(a)	Owned Real Property
5.14(b)	Leased Real Property of Conveyed Companies
5.15(a)	Assets: Exceptions to Title
5.15(b)	Exclusions of Certain Business Assets
5.16	Taxes
5.17(e)	Collective Bargaining Agreements
5.17(f)	Independent Contractors
5.17(g)	Acceleration of Vesting; Excess Parachute Payments
5.17(h)	Former Key Business Employees
5.19	Liabilities
6.5	Governmental Authorizations (Purchaser)
6.6	Purchaser Third Party Approvals
7.2	Conduct of Business
7.2(c)(xii)	Prohibited Lease Renewals
7.5(a)	Employee Benefits (US) and (non-US)
7.5(a)(i)	Employee Severance Program
7.5(a)(ii)	Employees (US)
7.5(b)(ii)	Purchaser Qualified Plans
7.5(i)	Employees (non-US)
7.5(l)	Retention Agreements and Retention Amounts
7.5(m)	Employees Covered by Enhanced Severance Plan
7.5(r)	Service Credit
7.9	Products Excluded from Noncompetition Provisions
7.18(a)(i)	Facilities Subject to Manufacturing Agreements
7.18(a)(ii)	Manufacturing Agreement Terms
7.18(b)(i)	Sites Subject to Site Separation Agreements
7.18(b)(ii)	Site Separation Agreement Terms

EXHIBITS

EXHIBIT A	List of instruments and documents provided by Seller Corporations to Purchaser
EXHIBIT B	List of instruments and documents provided by Purchaser to Seller Corporations
EXHIBIT C	Form of Transitional Services Agreement
EXHIBIT D	Form of Transitional Intellectual Property License Agreement
EXHIBIT E	Pfizer Employee Separation Plan
EXHIBIT F	Release Agreement (Individual Termination)

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EXHIBIT G	Release Agreement (Group Termination)
EXHIBIT H	Letter Agreement (net economic benefit or loss)
EXHIBIT I	Form of Pfizer Retained Intellectual Property License Agreement

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STOCK AND ASSET PURCHASE AGREEMENT

     This Stock and Asset Purchase Agreement is made and entered into as of the 16th day of December, 2002 between Pfizer Inc., a Delaware corporation (“Pfizer”), and Cadbury Schweppes plc, a company organized and existing under the laws of England and Wales (“Purchaser”).

W I T N E S S E T H:

     WHEREAS, Pfizer through certain of its Subsidiaries is engaged in the Business (as defined below);

     WHEREAS, Pfizer is the direct or indirect owner of controlling stock interests in the Stock Selling Corporations (as defined below) and of controlling stock interests in the Asset Selling Corporations (as defined below);

     WHEREAS, the Stock Selling Corporations are the record and beneficial owners of the issued and outstanding shares of capital stock of the Conveyed Subsidiaries (as defined below) as set forth in Schedule 5.3(b);

     WHEREAS, the Asset Selling Corporations own the Purchased Assets (as defined below); and

     WHEREAS, the parties hereto desire that, at the Closing, Pfizer shall cause the Stock Selling Corporations to sell and transfer to Purchaser, and Purchaser shall purchase from the Stock Selling Corporations, all of the issued and outstanding shares of capital stock of the Conveyed Subsidiaries owned by such Stock Selling Corporations, in each case as set forth in Schedule 5.3(b) (the “Shares”), and Pfizer shall cause the Asset Selling Corporations to sell and transfer to Purchaser, and Purchaser shall purchase from the Asset Selling Corporations, all of the Purchased Assets and assume all of the Assumed Liabilities (as defined below), upon the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

     Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:

     “ABO” shall mean the accumulated benefit obligation calculated as of the Closing Date using assumptions applied by Pfizer under Financial Accounting Standard No. 87 as of December 31, 2002 and methods as consistently applied by Pfizer on December 31, 2002 under Financial Accounting Standard No. 87.

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     “Affected Employee” shall mean an Employee (i) who shall accept an offer of employment or offer of continuation of employment by Purchaser on or prior to the Closing Date and work for Purchaser or any of its Affiliates for at least one day; or (ii) whose employment, as a matter of Law, automatically continues with Purchaser. For purposes of this definition, the term “Employee” includes an Employee listed on Schedule 1.1(C)(I) whose compensation is subject to individual approval by the Pfizer Leadership Team, acting in its capacity as the Employee Compensation and Management Development Committee.

     “Affiliate” shall mean, with respect to any Person, any other person directly or indirectly controlling, controlled by, or under common control with, such Person at any time during the period for which the determination of affiliation is being made.

     “Aggregate Purchase Price” shall have the meaning set forth in Section 2.7(b).

     “Agreement” shall mean this Agreement, as the same may be amended or supplemented from time to time in accordance with the terms hereof.

     “Allocation” shall have the meaning set forth in Section 2.9.

     “Ancillary Agreements” shall mean the Transitional Services Agreement, the Transitional Intellectual Property License Agreement, the Pfizer Retained Intellectual Property License Agreement, the Manufacturing Agreements and the Site Separation Agreements.

     “Applicable Remedial Action Standard” shall have the meaning set forth in Section 8.10.

     “Asset Purchase Price” shall have the meaning set forth in Section 2.7(b).

     “Asset Selling Corporations” shall mean those entities listed on Schedule 1.1(A).

     “Assumed Contracts” shall have the meaning set forth in Section 2.2(d).

     “Assumed Liabilities” shall have the meaning set forth in Section 2.5.

     “Audited Financial Statements” shall have the meaning set forth in Section 5.6(b).

     “Audited September Financials” shall have the meaning set forth in Section 7.19.

     “Benefit Plans” shall mean the Plans and the Foreign Plans.

     “Business” shall mean the worldwide business of researching, developing, manufacturing, marketing, distributing and selling non-chocolate confectionery products (including gum), as conducted as on the date hereof by Pfizer or its Subsidiaries, and such other businesses as are conducted on the date hereof under or related to the Trademarks listed in Schedule 5.13A or by the Adams division of Pfizer.

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     “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in New York City are authorized or obligated by law or executive order to close.

     “Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, and any evidence of indebtedness issued or guaranteed by any Governmental Authority.

     “Closing” shall mean the closing of the transactions contemplated by this Agreement pursuant to the terms of this Agreement, including Section 7.3(e).

     “Closing Date” shall have the meaning set forth in Section 3.1(a).

     “Code” shall mean the Internal Revenue Code of 1986, as amended, from time to time.

     “Collateral Source” shall have the meaning set forth in Section 8.7.

     “Company Intellectual Property” shall mean all Intellectual Property owned or used in connection with the Business (other than the Transitional Intellectual Property), including copies and tangible embodiments thereof and all rights to sue or recover and retain damages, costs and fees for any past, present and future violation thereof.

     “Competition Laws” shall mean statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

     “Competitive Activity” shall have the meaning set forth in Section 7.9(a).

     “Confidentiality Agreement” shall mean the Confidentiality Agreement dated September 18, 2002 between Pfizer and Purchaser relating to the Business.

     “Consolidated Tax Returns” shall mean any Tax Returns with respect to Consolidated Taxes.

     “Consolidated Taxes” shall mean all federal, state, provincial or local Income Taxes, domestic or foreign, that are paid on a consolidated, unitary, combined or similar basis with respect to Tax Returns that include one or more Conveyed Companies, on the one hand, and Pfizer or any of its Affiliates (other than the Conveyed Companies) on the other.

     “Conveyance Taxes” shall have the meaning set forth in Section 10.9(d).

     “Conveyed Companies” shall mean the Conveyed Subsidiaries and their Subsidiaries.

     “Conveyed Real Estate Leases” shall have the meaning set forth in Section 5.14(b).

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     “Conveyed Leased Property” shall have the meaning set forth in Section 5.14(b).

     “Conveyed Subsidiaries” shall mean those entities listed on Schedule 1.1(B).

     “Cosmetic” shall have the meaning ascribed to it in the Federal Food, Drug, and Cosmetic Act.

     “Device” shall have the meaning ascribed to it in the Federal Food, Drug, and Cosmetic Act.

     “Dietary Supplement” shall have the meaning ascribed to it in the Federal Food, Drug, and Cosmetic Act.

     “Disputed Item” shall have the meaning set forth in Section 2.8(b).

     “Drug” shall have the meaning ascribed to it in the Federal Food, Drug, and Cosmetic Act.

     “Employee” shall mean an Employee (non-US) or an Employee (US).

     “Employee (non-US)” shall mean any individual who, as of the Closing, (i) shall be (or in the case of clause (ii)(C) below, is scheduled to become) an employee outside the United States of America of a Conveyed Company, an Asset Selling Corporation or another Affiliate of Pfizer who primarily performs (or will, on commencing work, primarily perform) services on behalf of the Business; and (ii) either (A) shall have been employed and at work on the Closing Date; (B) shall have been absent on the Closing Date because of illness or on short-term disability (including maternity disability), workers’ compensation, vacation, parental leave of absence, or other absence or leave of absence consistent with the Seller Corporations’ policies, practices and procedures in effect at the time such absence or leave commenced, except for long-term disability to the extent such exclusion is permitted by applicable Law, and is listed on Schedule 1.1(C)(II), which schedule shall be provided by Pfizer on the Closing Date; or (C) shall have received an offer of employment with the Business with a Conveyed Company, an Asset Selling Corporation or another Affiliate of Pfizer, in the ordinary course of business on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date. Notwithstanding the foregoing, each of the individuals listed on Schedule 1.1(C) shall not be an Employee (non-US).

     “Employee (US)” shall mean any individual who as of the Closing, (i) shall be (or in the case of clause (ii)(C) below, is scheduled to become) an employee in the United States of America of a Conveyed Company, an Asset Selling Corporation or another Affiliate of Pfizer who primarily performs (or will, on commencing work, primarily perform) services on behalf of the Business; and (ii) either (A) shall have been employed and at work on the Closing Date; (B) shall have been absent on the Closing Date because of illness or on short-term disability (including maternity disability), workers’ compensation, vacation, parental leave of absence, or other absence or leave of absence consistent with the Seller Corporations’ policies, practices and procedures in effect at the time such absence or leave commenced, except for long-term disability, and is listed on Schedule 1.1(C)(II), which schedule shall be provided by Pfizer on the Closing Date; or (C) shall have received an offer of employment with the Business with a Conveyed Company, an Asset Selling Corporation or another Affiliate of Pfizer, in the ordinary course of business on or prior to the Closing Date, but shall have not yet commenced work as of the Closing Date. Notwithstanding the foregoing, each of the individuals listed on Schedule 1.1(C) shall not be an Employee (US).

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     “Employee Separation Plan” shall mean the Pfizer Employee Separation Plan, effective as of June 1997.

     “Employee Severance Program” shall mean the Employee Severance Program as set forth in Schedule 7.5(a)(i).

     “Enhanced Severance Plan” shall mean the Warner-Lambert Company Enhanced Severance Plan, as amended to February 6, 2000.

     “Environmental Law” shall mean any applicable Law, as in effect on the Closing Date relating directly or indirectly to (i) the environmental aspects of product approvals, including occupational health and safety; (ii) the protection of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface or subsurface land); or (iii) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, recycling, Release or disposal of Hazardous Substances or Hazardous Materials.

     “Environmental Liability” means all Liabilities and Losses resulting from (i) failure to comply with any requirement of an Environmental Law; (ii) failure to obtain or comply with any required Environmental Permit; (iii) a Remedial Action; or (iv) harm or injury to any real property, to any person, to public health, or to natural resource (other than Remedial Action) as a result of exposure to Hazardous Substances or Hazardous Materials.

     “Environmental Permit” shall mean a permit, license, certificate, approval or authorization held by a Conveyed Company or an Asset Selling Corporation and issued by a Governmental Authority pursuant to an Environmental Law.

     “Equipment” shall have the meaning set forth in Section 2.2(c).

     “Equipment Leases” shall have the meaning set forth in Section 2.2(c).

     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

     “Excluded Assets” shall have the meaning set forth in Section 2.4(a).

     “Excluded Environmental Liabilities” shall mean:

     (i) Except as set forth in subsection (v) below, Environmental Liabilities associated with or arising from all facilities other than (A) those owned or leased by the Conveyed Companies as of the Closing Date, or (B) those constituting part of the Purchased Assets as of the Closing Date;

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     (ii) Except as set forth in subsection (v) below, Environmental Liabilities giving rise to any Remedial Action at any Facility to the extent the Release resulting in such Environmental Liability (A) existed or had occurred prior to the Closing and (B) was solely located within the Facility;

     (iii) Except as set forth in subsection (v) below, Environmental Liabilities as defined in clauses (i) and (ii) of the definition of Environmental Liability that constitute fines and penalties imposed by Governmental Authorities and that result from the failure to comply with any requirement of Environmental Law prior to the Closing or the failure to obtain or comply with any required Environmental Permit prior to the Closing;

     (iv) Except as set forth in subsection (v) below, Environmental Liabilities resulting from the off-site transportation, storage, disposal, treatment or recycling of Hazardous Substances or Hazardous Materials generated and transported off-site by or on behalf of Pfizer or its Affiliates prior to the Closing;

     (v) Known Environmental Liabilities; and

     (vi) Environmental Liabilities resulting from Third Party Claims to the extent such Environmental Liabilities existed or had occurred prior to the Closing and relate to injury to human health.

     Notwithstanding anything to the contrary set forth in this Agreement, capital and other costs of environmental-related compliance with Environmental Laws in the ordinary course of operating the Business (including closure and post-closure expenditures, such as the decommissioning or closure of operating units or waste water treatment plants, incurred after the Closing Date) shall not be deemed to be Excluded Environmental Liabilities.

     “Facilities” shall mean the facilities listed on Schedule 1.1(D).

     “Final Working Capital” shall have the meaning set forth in Section 2.8(c).

     “Financial Statements” shall mean the financial data set forth on Schedules 5.6(a)-1 and (a)-2 including all related notes and schedules thereto.

     “Food” shall have the meaning ascribed to it in the Federal Food, Drug, and Cosmetic Act.

     “Foreign Implementing Agreements” shall mean the various agreements to be executed by the Seller Corporations located outside of the United States of America after the date of this Agreement for the purpose of implementing the transfer and conveyance on the Closing Date, or as soon thereafter as can be effected, of Purchased Assets, Assumed Liabilities and the Shares to Purchaser or the designated Affiliate of Purchaser, as the case may be, by such Seller Corporations.

     “Foreign Plan” shall mean each material pension, profit sharing, savings, retirement, health, life, disability, deferred compensation, incentive, severance and fringe benefit plan, program, or arrangement maintained or contributed to by any Seller Corporation for the benefit of any Employees (non-US) other than Plans maintained for the benefit of Employees (US).

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     “Funded Foreign Plan” shall mean any funded Foreign Plan that provides for retirement benefits relating to Affected Employees.

     “GAAP” shall mean accounting principles and practices generally accepted in the United States of America applied consistently throughout the periods involved.

     “Governmental Antitrust Entity” shall have the meaning set forth in Section 7.3(c).

     “Governmental Authority” shall mean any supranational, national, federal, state or local judicial, legislative, executive, administrative or regulatory authority or arbitrator.

     “Governmental Authorizations” shall mean all licenses, permits, certificates and other authorizations and approvals required to carry on the Business as conducted as of the date of this Agreement under the applicable Laws of any Governmental Authority.

     “Governmental Order” shall mean any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

     “Hazardous Materials” shall mean all materials regulated pursuant to Environmental Law as capable of causing harm or injury to human health or the environment, including oils, petroleum, and petroleum products.

     “Hazardous Substances” shall mean any hazardous substances within the meaning of Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq., or any substance, pollutant or contaminant that is regulated under any Environmental Law.

     “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Income Tax” or “Income Taxes” shall mean all Taxes based upon, measured by, or calculated with respect to (i) gross or net income or gross or net receipts or profits (including any capital gains, minimum Taxes and any Taxes on items of tax preference, but not including sales, use, real or personal property transfer or other similar Taxes); (ii) multiple bases (including corporate franchise, doing business or occupation Taxes) if one or more of the bases upon which such Tax may be based upon, measured by, or calculated with respect to, is described in clause (i) above; and (iii) withholding Taxes measured by, or calculated with respect to, any payments or distributions (other than wages).

     “Indebtedness” shall mean, with respect to any Person, (a) all indebtedness of such Person for borrowed money and (b) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments.

     “Indemnified Party” shall have the meaning set forth in Section 8.3(a).

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     “Indemnifying Party” shall have the meaning set forth in Section 8.3(a).

     “Independent Accountant” shall have the meaning set forth in Section 2.8(c).

     “Intellectual Property” shall mean Patent Rights, inventions, discoveries, trade secrets, know-how and ideas, rights in research and development, and commercially practiced processes and inventions, whether patentable or not in any jurisdiction, Software, Trademarks in any jurisdiction, copyrights (whether registered or common law) and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, and all rights therein provided by international treaties and conventions.

     “Intellectual Property Licenses” shall mean, with respect to Company Intellectual Property, all (i) agreements governing licenses thereof (a) to Pfizer or any of its Affiliates, (b) by Pfizer or any of its Affiliates to third parties, or (c) between or among Pfizer and/or any of its Affiliates, (ii) agreements between Pfizer or any of its Affiliates and any third party, or between or among Pfizer and/or any of its Affiliates, relating to the development or use thereof and (iii) consents, orders, or judgments governing the use, validity or enforceability thereof.

     “Inventories” shall mean all inventory, including raw materials, packaging supplies, work-in-process or finished goods owned by each of the Conveyed Companies or Asset Selling Corporations in respect of the Business.

     “IRS” shall mean the Internal Revenue Service of the United States of America.

     “Knowledge of Pfizer” shall mean the actual knowledge of any of the individuals listed on Schedule 1.1(E) or such knowledge as such person should reasonably have in the normal exercise of his or her duties.

     “Known Environmental Liabilities” are those Pfizer Known Environmental Liabilities set forth on Schedule 1.1(G)(a) and those Purchaser Known Environmental Liabilities set forth on Schedule 1.1(G)(b).

     “Laws” shall include any supranational, federal, state, foreign or local law, common law, statute, ordinance, rule, regulation, code or Governmental Order.

     “Leased Real Property” shall have the meaning set forth in Section 2.2(a).

     “Liabilities” shall mean any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

     “Liens” shall mean any lien, security interest, mortgage, charge or similar encumbrance.

     “Loss” or “Losses” shall have the meaning set forth in Section 8.1(a).

     “Manufacturing Agreements” shall have the meaning set forth in Section 7.18(a).

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     “Material Adverse Effect” shall mean any changes, effects, events or occurrences that, individually or in the aggregate, are, or are reasonably likely to be, materially adverse to the business results, operations or financial condition of the Business taken as a whole, but shall exclude any changes, effects, events or occurrences (a) that are generally applicable in the economies of the United States of America, Canada, Mexico or any other country in which there are transferred assets or sales of products of the Business or in the securities, syndicated loan, credit or financial markets of the United States of America, Canada, Mexico or any other country in which there are transferred assets or sales of products of the Business; (b) that arise out of or are attributable to (i) the acts or omissions of, or circumstances affecting, Purchaser and/or its Affiliates, or (ii) the transactions contemplated by this Agreement (provided, that this clause (ii) shall not be applicable in Sections 5.4, 5.5, 5.7, 5.9, 5.12(b) and 5.14(a) of this Agreement); (c) that generally affect the industries in which the Business operates; (d) that arise out of or are attributable to acts of terrorism or war (whether or not threatened, pending or declared); or (e) that arise out of or are attributable to the public announcement of the transactions contemplated hereby.

     “Material Contracts” shall have the meaning set forth in Section 5.12(a).

     “Modified ABO” shall mean ABO increased to include the impact of assumed salary increases (including any promotional scales) for the two-year period following the Closing Date using such assumptions in effect as of December 31, 2002.

     “Patent Rights” means all rights to and in patents and patent applications together with any extensions, reexaminations and reissues of such patents, patents of addition, divisions, continuations, continuations-in-part, and any subsequent filings in any country claiming priority therefrom and improvements thereto.

     "Payables" shall mean any and all accounts payable, notes and other amounts payable to third parties, including suppliers, vendors and employees, arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

     “Permitted Encumbrances” shall mean (i) all Liens approved in writing by Purchaser; (ii) statutory Liens arising out of operation of Law with respect to a Liability incurred in the ordinary course of business and which is not delinquent; (iii) such Liens and other imperfections of title as do not materially detract from the value or impair the use of the property subject thereto or make such property unmarketable; (iv) Liens for Taxes not yet subject to penalties for nonpayment or which are being actively contested in good faith by appropriate proceedings; or (v) mechanics’, materialmens’, carriers’, workmens’, warehousemens’, repairmens’, landlords’ or other like Liens and security obligations incurred in the ordinary course of business, including in respect of capital projects, that are not delinquent.

     “Person” shall mean an individual, a limited liability company, joint venture, a corporation, a partnership, an association, a trust, a division or operating group of any of the foregoing or other entity or organization.

     “Pfizer” shall have the meaning set forth in the heading of this Agreement.

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     “Pfizer Corporate Insurance Program” shall mean the worldwide insurance coverages provided by or through Pfizer to its Affiliates in respect of property coverage and business interruption, marine cargo, general and product liability, directors and officers liability, and crime.

     “Pfizer Qualified Plans” shall have the meaning set forth in Section 7.5(b)(i).

     “Pfizer Retained Intellectual Property” shall have the meaning set forth in Section 7.11(b).

     “Pfizer Retained Intellectual Property License Agreement” shall have the meaning set forth in Section 7.11(b).

     “Plan” shall mean any material employee benefit plan as defined in Section 3(3) of ERISA and any other material written plan, program, agreement or arrangement, whether qualified under applicable Law or not, maintained (or contributed to or required to be contributed to) by any Seller Corporation, for the benefit of any Employee (US).

     “Plan to Plan Transfer” shall mean the transfer of assets from (i) the Retirement Plan to a corresponding Purchaser Qualified Plan or (ii) any Funded Foreign Plan to a corresponding Purchaser plan.

     “Post-Closing Attribute” shall have the meaning set forth in Section 7.4(d)(i).

     “Pre-Closing Tax Period” shall have the meaning set forth in Section 7.4(g)(iii)(A).

     “Proceeding” shall have the meaning set forth in Section 10.11(b).

     “Product Claim” shall mean a written claim from a third party addressed to, and received by, the Conveyed Companies or the Asset Selling Corporations prior to the Closing for money or other compensation (beyond the cost of a particular product) in respect of injury allegedly due and owing as a result of the use, application, malfunction or defect of a product of the Business irrespective of the legal theory of liability and in respect of which no lawsuit has been commenced prior to the Closing.

     “Product Registrations” shall have the meaning set forth in Section 5.10(a).

     “Purchased Assets” shall have the meaning set forth in Section 2.2, it being understood that the Purchased Assets do not include the Excluded Assets or the Shares.

     “Purchaser” shall have the meaning set forth in the heading of this Agreement.

     “Purchaser Circular” shall have the meaning set forth in Section 7.21(a).

     “Purchaser Qualified Plans” shall mean employee benefit plans maintained by Purchaser that are intended to be qualified under Section 401(a) of the Code.

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     “Purchaser Shareholder Meeting” shall have the meaning set forth in Section 7.22.

     “Purchaser Tax Act” shall have the meaning set forth in Section 7.4(g)(i).

     “Real Property” shall have the meaning set forth in Section 5.14(a).

     “Real Property Leases” shall have the meaning set forth in Section 2.2(a).

     “Receivables” shall mean any and all accounts receivable, notes and other amounts receivable from third parties, including customers and employees, arising from the conduct of the Business before the Closing Date, whether or not in the ordinary course, together with any unpaid financing charges accrued thereon.

     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, injecting, depositing, disposing, discharging, dispersal, escaping, dumping or leaching into the environment, including surface water, soil or groundwater (including the abandonment or discarding of barrels, containers, and other receptacles containing Hazardous Substances or Hazardous Materials) or as otherwise defined under Environmental Laws.

     “Remedial Action” shall mean action undertaken pursuant to a Remedial Action Trigger to clean up soil, surface water or groundwater in response to a Release of Hazardous Substances or Hazardous Materials, including associated action taken to investigate, monitor, assess and evaluate the extent and severity of any such Release; action taken to remediate any such Release; post-remediation monitoring of any such Release; and preparation of all reports, studies, analyses or other documents relating to the above. “Remedial Action” also shall refer to any judicial, administrative or other proceeding relating to any of the above, including the negotiation and execution of judicial or administrative consent decrees; responding to information requests by any Governmental Authority; or defending claims brought by any Governmental Authority or any other Person, whether such claims are equitable or legal in nature, relating to the cleanup of the environment, including soil, surface water, groundwater, and sediments in response to a Release of Hazardous Substances or Hazardous Materials and associated actions. “Remedial Action” shall not include (a) the capital, operation and maintenance costs incurred by Purchaser to continue to operate the Facilities, fixtures and Equipment which as of the Closing Date are being operated by any Asset Selling Corporation or Conveyed Company in compliance with Environmental Laws; or (b) the closure and post-closure expenditures (such as the decommissioning or closure of operating units or waste water treatment plants) related to such Facilities, fixtures and Equipment.

     “Remedial Action Trigger” shall have the meaning set forth in Section 8.10.

     “Required Governmental Report” shall mean any written notice, report or other filing by Purchaser that is required by Environmental Law as a result of actions taken in the ordinary course of operating the Business; provided, however, that actions taken in the ordinary course of operating the Business shall not include any investigation undertaken voluntarily by Purchaser or at the request of a third party that is not required by Environmental Law.

     “Required Purchaser Vote” shall have the meaning set forth in Section 6.13.

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     “Resolution Period” shall have the meaning set forth in Section 2.8(c).

     “Retained Liabilities” shall have the meaning set forth in Section 2.6.

     “Retirement Plan” shall have the meaning set forth in Section 7.5(b)(i).

     “Savings Plan” shall have the meaning set forth in Section 7.5(b)(i).

     “Section 2.9(i) Allocation” shall have the meaning set forth in Section 2.9.

     “Section 2.9(ii) Allocation” shall have the meaning set forth in Section 2.9.

     “Securities Act” shall mean the Securities Act of 1933, as amended.

     “Seller Corporations” shall mean Pfizer, the Stock Selling Corporations and the Asset Selling Corporations.

     “September 2002 Management Financial Statements” shall have the meaning set forth in Section 5.6(c).

     “Shared Services Employees” shall mean Employees whose services are performed for the Business as well as for other businesses conducted by any of the Seller Corporations or their Affiliates.

     “Shares” shall have the meaning set forth in the recitals hereto.

     “Share Purchase Price” shall have the meaning set forth in Section 2.7(a).

     “Site Separation Agreements” shall have the meaning set forth in Section 7.18(b).

     “Software” shall mean computer software, programs, data, databases, Internet Web sites, all associated content in any form including source and object code, all enhancements and modifications thereto, and all related documentation, files, and other materials.

     “Stock Option Plans” shall mean the Warner-Lambert Company 1992 Stock Option Plan, as amended to February 6, 2000, the Warner-Lambert Company 1996 Stock Option Plan, as amended to February 6, 2000, the Pfizer Inc. Stock and Incentive Plan, as amended through July 1, 1999 and the Pfizer Inc. 2001 Stock and Incentive Plan and any other equity compensation plan pursuant to which Employees have been granted equity awards.

     “Stock Selling Corporations” shall mean those entities listed on Schedule 1.1(F).

     “Straddle Period” shall have the meaning set forth in Section 7.4(a)(i).

     “Subsidiary” shall mean an entity as to which Pfizer or Purchaser or any other relevant entity, as the case may be, owns directly or indirectly 50% or more of the voting power or other similar interests. Any Person which comes within this definition as of the date of this Agreement but thereafter fails to meet such definition shall from and after such time not be deemed to be a Subsidiary of Pfizer or Purchaser or any other relevant entity, as the case may be. Similarly, any Person which does not come within such definition as of the date of this Agreement but which thereafter meets such definition shall from and after such time be deemed to be a Subsidiary of Pfizer or Purchaser or any other relevant entity, as the case may be.

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     “Tax” or “Taxes” shall mean all taxes, charges, duties, fees, levies or other assessments, including income, excise, property, sales, value added, profits, gross receipts, customs, license, withholding (with respect to compensation or otherwise), payroll, employment, net worth, capital gains, transfer, stamp, documentation, registration, social security, environmental, occupation and franchise taxes, in each case imposed by any Governmental Authority, and including any interest, penalties and additions attributable thereto.

     “Tax Claim” shall have the meaning set forth in Section 7.4(i).

     “Tax Return” or “Tax Returns” shall mean any return, amended return, report, declaration, information return, statement, claim for refund or other document filed or required to be filed with any Governmental Authority, in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

     “Terminated Employee” shall mean any Employee whose initial offer of employment by Purchaser requires a relocation of more than 40 miles from the Employee’s principal place of employment as of the Closing Date, which offer is rejected, resulting in termination of employment.

     “Third Party Claim” shall have the meaning set forth in Section 8.4(a).

     “Trademarks” shall mean registered and unregistered trademarks (including all common law rights thereto), service marks, trade names, certification marks, Internet domain names, trade dress, goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application.

     "Transfer Date" shall mean the date as soon as practicable following the Closing Date in which the transfer of assets pursuant to Section 7.5(c) actually occurs.

     “Transitional Intellectual Property” shall mean the Intellectual Property listed on Schedule 1.1(H) (including, without limitation, the “Pfizer” and “Warner-Lambert” names and logos).

     “Transitional Intellectual Property License Agreement” shall have the meaning set forth in Section 7.11.

     “Transitional Services Agreement” shall have the meaning set forth in Section 7.10.

     “VAT” shall have the meaning set forth in Section 10.9(b).

     “WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended.

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     “Working Capital of the Business” shall mean the net of Inventories, Receivables, Payables, accrued expenses and prepaid expenses which are categorized as part of the current assets or the current liabilities of the Business, determined in accordance with GAAP on a basis consistent with the preparation of the Audited Financial Statements, provided that there shall be excluded from such determination the Excluded Assets and the Retained Liabilities and there shall be included in such determination (i) a credit for Cash Equivalents to the extent transferred to Purchaser as provided in the parenthetical to Section 2.4(a)(i) (notwithstanding that Cash Equivalents were excluded in the preparation of the Financial Statements), but only to the extent such Cash Equivalents are freely remittable, without tax or other penalty, to Purchaser out of the country in which they are held; (ii) all long-term Taxes payable and receivable and long-term deferred Taxes payable and receivable with respect to Conveyed Companies (within the meaning of GAAP); (iii) a deduction for any Indebtedness of the Business as of the Closing not already included in Payables above and (iv) a deduction for all prepaid expenses in respect of insurance premiums relating to insurance policies which are not transferred to Purchaser (either by the Asset Selling Corporations or by transfer of the Conveyed Companies).

     “Working Capital Statement” shall have the meaning set forth in Section 2.8(a).

     Section 1.2 Other Definitional Provisions. (a) The words “hereof”, “herein”, “hereto” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

     (b) The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

     (c) The terms “dollars” and “$” shall mean United States of America dollars.

     (d) The term “including” shall mean “including, without limitation.”

     (e) When a reference is made in this Agreement to an Article, a Section, an Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

ARTICLE II

PURCHASE AND SALE

     Section 2.1 Purchase and Sale of Shares of the Conveyed Subsidiaries. Upon the terms and subject to the conditions set forth herein, at the Closing, Pfizer shall cause the Stock Selling Corporations to sell to Purchaser, and Purchaser agrees to purchase from the Stock Selling Corporations, free and clear of all Liens, other than Permitted Encumbrances, the Shares.

     Section 2.2 Purchase and Sale of Assets of the Asset Selling Corporations. Upon the terms and subject to the conditions set forth herein, at the Closing, Pfizer shall cause each Asset Selling Corporation to sell, convey, assign and transfer to Purchaser, and Purchaser shall purchase, acquire and accept from each Asset Selling Corporation, free and clear of all Liens, other than Permitted Encumbrances, all of such Asset Selling Corporation’s right, title and interest in the assets, properties and rights owned, held or used by such Asset Selling Corporation on the date hereof relating primarily to the Business or acquired by such Asset Selling Corporation primarily for the Business in the ordinary course of the Business prior to the Closing (subject to any decreases or dispositions thereof as may occur prior to Closing) (collectively, the “Purchased Assets”). The Purchased Assets shall include all assets, properties, goodwill and rights of the Asset Selling Corporations reflected on the Financial Statements (except to the extent disposed of or decreased in the ordinary course of business since the date thereof) and, except as expressly provided otherwise herein, shall include those certain assets, properties and rights described in the following clauses (a) through (q):

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     (a) the leasehold interests, including any prepaid rent, security deposits and options to renew or purchase in connection therewith, of the Asset Selling Corporations in real property (the “Leased Real Property” and the leases and subleases relating to such Leased Real Property, the “Real Property Leases”) that are set forth on Schedule 2.2(a);

     (b) the Real Property owned by any of the Asset Selling Corporations that are set forth on Schedule 5.14(a) and the Facilities owned by any of the Asset Selling Corporations that are set forth on Schedule 1.1(D);

     (c) the furniture, equipment, machinery, supplies, vehicles, spare parts, tools, personal property and other tangible property owned, leased or licensed by the Asset Selling Corporations and primarily used by the Business (collectively, the “Equipment” and leases relating to such Equipment so leased by the Asset Selling Corporations, the “Equipment Leases”);

     (d) the contracts, licenses, subleases, agreements and commitments used primarily or held to be used primarily in connection with the Business (excluding contracts, licenses, agreements and commitments relating to the Excluded Assets) (the “Assumed Contracts”);

     (e) (i) the Inventories and (ii) the memorabilia of the Asset Selling Corporations relating solely to the Business;

     (f) all Company Intellectual Property and Intellectual Property Licenses used primarily by the Business (including all Company Intellectual Property set forth in Schedule 5.13A and all Intellectual Property Licenses set forth in Schedule 2.2(f)).

     (g) Product Registrations (and applications therefor) owned, utilized or licensed by the Asset Selling Corporations relating to the Business and to the extent transferable;

     (h) transferable Governmental Authorizations, including Environmental Permits, owned, utilized or licensed (subject to the terms of such licenses) by the Asset Selling Corporations relating primarily to, and required in the operation of, the Business;

     (i) all computer hardware used primarily in the Business;

     (j) all customer and vendor lists to the extent relating to the Business, and all files and documents (including credit information) to the extent relating to customers and vendors of the Business, and other business and financial records, files, books and documents (whether in hard copy or computer format) to the extent relating to the Business;

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     (k) the accounts and notes receivable of the Business;

     (l) the goodwill of the Business;

     (m) all advertising, marketing, sales and promotional materials relating to the Business;

     (n) (i) all domain names set forth on Schedule 2.2(n) and (ii) all domain names owned by Asset Selling Corporations that incorporate (A) the domain names set forth on Schedule 2.2(n) or (B) the Trademarks (excluding Internet domain names) included within the Company Intellectual Property;

     (o) all insurance policies, if any, with third parties (other than policies under or pursuant to the Pfizer Corporate Insurance Program) held in the name of the Asset Selling Corporation and relating solely to the Business to the extent assignable;

     (p) all rights of the Business or the Asset Selling Corporations with respect to the arbitration proceedings against Perfetti/Van Melle and all matters related thereto, to the extent not otherwise resolved to Purchaser's satisfaction prior to Closing; and

     (q) all rights of the Asset Selling Corporations under all sales and purchase orders, and under all bids and offers primarily related to the Business (to the extent such offers are transferable).

     Section 2.3 Consents. (a)  There shall be excluded from the transactions contemplated by this Agreement any Real Property Lease, Equipment Lease, Intellectual Property License, Assumed Contract, agreement, lease, license or right which is not assignable or transferable without the consent of any Person other than the Asset Selling Corporations, the Conveyed Companies or any Subsidiary of Pfizer or Purchaser, to the extent that such consent shall not have been given prior to the Closing, provided, however, that each of the Seller Corporations and Purchaser shall have the continuing obligation after the Closing to use commercially reasonable efforts to obtain all necessary consents to the assignment thereof and, upon obtaining the requisite third party consents thereto, such Real Property Leases, Equipment Leases, Intellectual Property Licenses, Assumed Contracts, agreements, leases, licenses or rights, if otherwise includable in the Purchased Assets or the transactions contemplated hereby, shall be transferred and assigned to Purchaser hereunder.

     (b) With respect to any Real Property Lease, Equipment Lease, Intellectual Property License, Assumed Contract, agreement, lease, license or right that is not included in the Purchased Assets or assigned to Purchaser at the Closing by reason of Section 2.3(a), after the Closing and until any requisite consent is obtained and the foregoing sold and assigned to Purchaser, the parties shall cooperate with each other, upon written request, in using commercially reasonable efforts to provide for Purchaser the benefits thereof in some other manner.

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     Section 2.4 Excluded Assets of the Business. (a)  Notwithstanding any provision in this Agreement, Purchaser is not purchasing any of the following (the “Excluded Assets”):

     (i) Cash Equivalents (except to the extent that Cash Equivalents are not transferred pursuant to Section 2.4(b) and are reflected in the calculation of the Working Capital of the Business pursuant to Section 2.8);

     (ii) All intercompany receivables, other than amounts due and owing among the Conveyed Companies and the Asset Selling Corporations in respect of the Business;

     (iii) With respect to the Asset Selling Corporations, all Tax losses and Tax loss carry forwards and rights to receive refunds, credits and credit carry forwards with respect to any and all Taxes, to the extent attributable to a taxable period (or portion thereof) ending on or prior to the Closing Date, including interest thereon, whether or not the foregoing is derived from the Business;

     (iv) the corporate books and records of the Asset Selling Corporations;

     (v) all current and prior insurance policies, if any, that are not held in the name of the Asset Selling Corporations and relating solely to the Business or the Conveyed Companies and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries and all current and prior insurance policies or rights under or pursuant to the Pfizer Corporate Insurance Program;

     (vi) except as expressly set forth herein, all assets of any Plan or Foreign Plan;

     (vii) the “Pfizer” and “Warner Lambert” names and logos;

     (viii) all legal and beneficial interest in the share capital, equity interest or assets not related primarily to the Business;

     (ix) any legal or beneficial interest in the share capital of the entities, and the other assets, listed on Schedule 2.4(a)(ix), notwithstanding the fact that such entities or assets are related primarily to the Business; and

     (x) any legal or beneficial interest in the sites listed on Schedule 2.4(a)(x), notwithstanding the fact that such sites are related primarily to the Business.

     (b) Pfizer may take (or cause one or more of its Affiliates to take) such action as is reasonably necessary or advisable (and not otherwise adverse to Purchaser) to transfer effective as of the Closing Date the Excluded Assets from the Conveyed Companies and each of the Asset Selling Corporations to Pfizer or one or more of its Affiliates for such consideration or for no consideration, as may be determined by the Seller Corporations in their sole discretion. After the Closing Date, Purchaser shall take all actions (or shall cause its Affiliates to take all actions), at the cost and expense of Pfizer, reasonably requested by the Seller Corporations to effect the provisions of this Section 2.4, including the return of any Excluded Assets. Any action taken pursuant to this Section 2.4(b) after the Closing Date shall be deemed for the purposes of Section 2.8 to have occurred on the Closing Date and shall be reflected in the calculation of the Working Capital of the Business pursuant to Section 2.8 where the relevant Excluded Asset falls within the Working Capital of the Business.

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     Section 2.5 Assumption of Certain Obligations of the Business. Upon the terms and subject to the conditions of this Agreement, Purchaser agrees, effective at the Closing, to assume and to satisfy and discharge all Liabilities of the Asset Selling Corporations to the extent relating to the Purchased Assets or the Business and to cause the Conveyed Companies to satisfy and discharge their respective Liabilities, whether arising prior to or after the Closing, and whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable as of the Closing Date, other than the Retained Liabilities (all of the foregoing liabilities and obligations being herein collectively called the “Assumed Liabilities”). Assumed Liabilities shall include, but not be limited to, the following:

     (a) except as specified in Section 2.6(b)(ii), all lawsuits commenced and claims made after the Closing to the extent resulting from the conduct of the Business or the ownership of the Shares or the Purchased Assets prior to or after the Closing, including lawsuits and claims relating to alleged Intellectual Property infringement;

     (b) all Liabilities for Taxes to the extent accrued or reserved against in the Working Capital Statement;

     (c) except as provided in Section 2.6(g), all Liabilities, including all lawsuits commenced and all claims made prior to or after the Closing, arising from the design, manufacture, testing, marketing, distribution or sale of any products of the Business prior to or after the Closing, including warranty obligations and irrespective of the legal theory asserted;

     (d) all Liabilities to suppliers for materials and services relating to the Business ordered in the ordinary course of business prior to the Closing, but scheduled to be delivered or provided thereafter, and all Liabilities to customers under purchase orders for products of the Business which have not yet been shipped at Closing;

     (e) all Liabilities arising prior to or after the Closing under any contracts, agreements, leases, licenses or commitments that are assigned to Purchaser pursuant to Section 2.1, 2.2 or 2.3 at or subsequent to the Closing;

     (f) all Liabilities with respect to products of the Business returned prior to or after the Closing;

     (g) all Environmental Liabilities, whether arising prior to or after the Closing, other than the Excluded Environmental Liabilities;

     (h) all Liabilities with respect to Employees accruing after the Closing, except as otherwise provided in this Agreement; and

     (i) all other Liabilities arising prior to or after the Closing relating to the ownership or operation of the Purchased Assets or the Conveyed Companies.

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     Section 2.6 Retained Liabilities of the Business. Notwithstanding any provision in this Agreement, the Seller Corporations shall retain and be responsible only for the following liabilities relating to the Business (the “Retained Liabilities”):

     (a) the Excluded Environmental Liabilities;

     (b) Liabilities resulting from (i) all lawsuits pending as of the Closing solely to the extent resulting from the conduct of the Business by any Seller Corporation, Affiliate thereof or Conveyed Company prior to the Closing, including the pending lawsuits listed on Schedule 5.8 and amendments to such pending lawsuits to the extent any new claims in such amendments arise out of the same facts and circumstances as such pending lawsuits and (ii) lawsuits arising (either before or after the Closing) out of the same facts and circumstances as such pending lawsuits but only to the extent that such lawsuits are not based, directly or indirectly, on the acts (or the failure to act) of Purchaser;

     (c) Liabilities for which any Seller Corporation expressly has responsibility pursuant to the terms of this Agreement;

     (d) Liabilities to the extent related to the Excluded Assets;

     (e) intercompany Liabilities, other than amounts due and owing among the Conveyed Companies and the Asset Selling Corporations in respect of the Business;

     (f) Liabilities with respect to Employees accruing on or prior to the Closing, except as otherwise provided in this Agreement;

     (g) Liabilities from Product Claims pending as of the Closing, including the pending Product Claims listed on Schedule 5.8; and

     (h) any and all Liabilities for Taxes related to the Business or the Purchased Assets for taxable periods ending on or prior to the Closing, except for (i) Taxes attributable to Purchaser Tax Acts or (ii) Taxes to the extent reflected or reserved against in the Working Capital Statement.

     Section 2.7 Purchase Price. (a)  In consideration of the sale and transfer of the Shares, Purchaser agrees to purchase from Pfizer and the Stock Selling Corporations the Shares and to assume the Assumed Liabilities for an aggregate purchase price of $ 1,573,000,000, allocated among the Shares as described in Schedule 2.9 (the “Share Purchase Price”).

     (b) In consideration of the sale and transfer of the Purchased Assets, Purchaser agrees to purchase from each Asset Selling Corporation the Purchased Assets and to assume and satisfy the Assumed Liabilities owned by such Asset Selling Corporation for an aggregate purchase price of $ 2,627,000,000, allocated among the Asset Selling Corporations as described in Schedule 2.9 (the “Asset Purchase Price” and, together with the Share Purchase Price, the “Aggregate Purchase Price”).

     (c) The Aggregate Purchase Price ($4,200,000,000) shall be paid in immediately available funds, by wire transfer in accordance with written instructions given by Pfizer to Purchaser not less than 2 Business Days prior to the Closing. The Aggregate Purchase Price shall be subject to the adjustment provisions of Section 2.8 and shall be allocated as described in Section 2.9.

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     Section 2.8 Purchase Price Adjustment. (a)  Within 90 days after the Closing Date, Pfizer shall deliver to Purchaser a statement of the Working Capital of the Business as of the Closing Date (the “Working Capital Statement”). The Working Capital Statement shall be unaudited, but shall be prepared using the same standards and procedures as employed in the preparation of the Audited Financial Statements for the fiscal year ended December 31, 2001, and shall state the Working Capital of the Business as of the Closing Date, taking into account any transfers made pursuant to Section 2.4(b) and the settlement of any Liabilities referred to in Section 2.6(e) after the Closing Date, which for the purposes of the Working Capital Statement shall be deemed to have been settled on the Closing Date at the amount settled. The Working Capital Statement shall include a break-down of the working capital for each country and, for each such country, shall include (i) a certification by the local finance director that the working capital amount for such country has been prepared on a basis consistent with that used for the Audited Financial Statements for the fiscal year ended December 31, 2001 and (ii) a certification by Pfizer that the working capital amount has been prepared on a basis consistent with GAAP. Purchaser shall provide Pfizer with reasonable access to the books, records, and personnel of the Business necessary for Pfizer to prepare the Working Capital Statement. Pfizer shall provide Purchaser with full and reasonable details regarding the process for preparing the Working Capital Statement, including information regarding inventory cut-off dates and an analysis of inventory by location. Purchaser may, in its discretion, determine which inventory counts, if any, Purchaser wishes to attend and Pfizer shall permit Purchaser to attend any such inventory counts.

     (b) Purchaser may dispute the amounts reflected on the line items of the Working Capital Statement (a “Disputed Item”), but only (i) on the basis that a Disputed Item does not reflect, or has not been made in a manner consistent with, the provisions of this Agreement; and (ii) to the extent the amount disputed with respect to all such allowable Disputed Items exceed $1,000,000 in the aggregate; provided, however, Purchaser shall notify Pfizer in writing of each Disputed Item, and specify the amount thereof in dispute and the basis therefor, within 90 days after receipt of the Working Capital Statement. The failure by Purchaser to provide a notice of Disputed Items to Pfizer within such 90 day period will constitute Purchaser’s acceptance of all the items in the Working Capital Statement.

     (c) If a notice of Disputed Items shall be timely delivered pursuant to subclause (b) above, Pfizer and Purchaser shall, during the 10 Business Days following the date of such delivery (the “Resolution Period”), negotiate in good faith to resolve the Disputed Items. If, during such Resolution Period the parties are unable to reach agreement, Pfizer and Purchaser shall refer all unresolved Disputed Items to PricewaterhouseCoopers or any other independent accounting firm as Pfizer and Purchaser shall mutually agree upon (the “Independent Accountant”). The Independent Accountant shall make a determination with respect to each unresolved Disputed Item within 30 days after its engagement by Pfizer and Purchaser to resolve such Disputed Items, which determination shall be made in accordance with the rules set forth in this Section 2.8. The Independent Accountant shall deliver to Pfizer and Purchaser, within such 30 day period, a report setting forth its adjustments, if any, to the Working Capital Statement and the calculations supporting such adjustments. Such report shall be final, binding on the parties

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and conclusive. Pfizer and Purchaser shall each pay one-half of all the costs incurred in connection with the engagement of the Independent Accountant. As used herein, “Final Working Capital” shall mean (i) if no notice of Disputed Items is delivered by Purchaser within the period provided in subclause (b) above, Working Capital of the Business as shown in the Working Capital Statement as prepared by Pfizer; or (ii) if such a notice of Disputed Items is delivered by Purchaser, either (x) Working Capital of the Business as agreed to in writing by Pfizer and Purchaser; or (y) Working Capital of the Business as shown in the Independent Accountant’s calculation delivered pursuant to this subclause (c). The parties acknowledge that they have discussed their past contacts, if any, with the Independent Accountant, and that neither party shall have the right to object to the Independent Accountant’s service in such role by reason of non-disclosure of past contacts, conflicts of interest, or any other reason.

     (d) If the Final Working Capital is less than $134,364,000, then Pfizer, on behalf of the Seller Corporations, shall, within 10 days after the determination of the Final Working Capital, pay to Purchaser, by wire transfer of immediately available funds in accordance with written instructions given to Pfizer by Purchaser, the amount of such shortfall, together with interest on such amount from the Closing Date to the date of such payment at a rate equal to the 90-day London Interbank Offered Rate prevailing at the Closing Date (“LIBOR”) minus 1/8%, as determined by Pfizer. If the Final Working Capital is greater than $134,364,000, then Purchaser shall, within 10 days after the determination of the Final Working Capital, pay to Pfizer, by wire transfer of immediately available funds in accordance with written instructions given by Pfizer to Purchaser, the amount of such excess, together with interest on such amount from the Closing Date to the date of such payment at an annual rate equal to LIBOR plus 1/2%, as determined by Purchaser. Notwithstanding the foregoing, Pfizer agrees to make one or more installment payments toward the payment provided for in this Section 2.8(d) at such times as amounts reflected in the calculation of the Working Capital of the Business become fixed and are not Disputed Items and the non-Disputed Items are such that a payment would be due and owing to Purchaser pursuant to the first sentence of this subsection (d). Similarly, Purchaser agrees to make one or more installment payments toward the payment provided for in this Section 2.8(d) at such times as amounts reflected in the calculation of the Working Capital of the Business become fixed and are not Disputed Items and the non-Disputed Items are such that a payment would be due and owing to Pfizer pursuant to the second sentence of this subsection (d). The final installment payment to be made after the determination of Final Working Capital shall take into account all previously-made installment payments.

     Section 2.9 Allocation of the Aggregate Purchase Price. Pfizer, on behalf of itself and the Seller Corporations, and Purchaser (i) have agreed to the allocation as of the Closing Date of the Aggregate Purchase Price among the Conveyed Subsidiaries and the Asset Selling Corporations as set forth in Schedule 2.9 (the “Section 2.9(i) Allocation”) and (ii) shall agree prior to the Closing on the allocation as of the Closing Date among the Purchased Assets sold by each Asset Selling Corporation of the Asset Purchase Price allocable to such Asset Selling Corporation as set forth in Schedule 2.9 (the “Section 2.9(ii) Allocation” and, together with the Section 2.9(i) Allocation, the “Allocation”). Each of the Seller Corporations on the one hand and Purchaser on the other shall (i) be bound by the Allocation for purposes of determining any Taxes; (ii) prepare and file, and cause its Affiliates to prepare and file, its Tax Returns on a basis consistent with the Allocation; and (iii) take no position, and cause its Affiliates to take no

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position, inconsistent with the Allocation on any applicable Tax Return or in any proceeding before any taxing authority or otherwise. In the event that the Allocation is disputed by any taxing authority or Governmental Authority, the party receiving notice of the dispute shall promptly notify the other party hereto, and both Pfizer and Purchaser agree to use their best efforts to defend such Allocation in any audit or similar proceeding, and the matter shall be handled as a Tax Claim described in Section 7.4(i)(B). Each of the Seller Corporations and Purchaser acknowledge that the Section 2.9(i) Allocation was made at arm’s length based upon a good faith determination of fair market values. Pfizer shall be provided with a copy of Purchaser's proposed Section 2.9(ii) Allocation at least 25 Business Days prior to Closing and, provided that Pfizer consents to Purchaser's proposed Section 2.9(ii) Allocation (which consent shall not be unreasonably withheld), the Section 2.9(ii) Allocation shall be made as specified in such allocation. If Pfizer does not consent to Purchaser's proposed Section 2.9(ii) Allocation, Pfizer and Purchaser shall use their best efforts to resolve all differences within 15 Business Days prior to Closing. If Pfizer and Purchaser are unable to resolve all differences within 15 Business Days prior to Closing, then any remaining disputed matters shall be submitted to American Appraisal (the "Allocation Arbiter") for the final and conclusive determination. The Allocation Arbiter shall determine (based solely on presentations by Pfizer and Purchaser and not by independent review) only those matters in dispute and shall render a written report within 3 days prior to the Closing as to the disputed matters and the resulting Section 2.9(ii) Allocation, and the Section 2.9(ii) Allocation shall be made as so agreed. Pfizer and Purchaser shall each pay one-half of all the costs incurred in connection with the engagement of the Allocation Arbiter. Working capital adjustments pursuant to Section 2.8 and other post-Closing adjustments, if any, to the Aggregate Purchase Price shall be allocated to the Conveyed Company or to the Asset Selling Corporation to which the adjustment relates, and shall be further allocated (if relevant for purposes of any applicable Law) to the assets to which the adjustment relates. The Aggregate Purchase Price allocation to such Conveyed Company or Asset Selling Corporation shall be correspondingly increased or decreased. Pfizer and Purchaser acknowledge that, in accordance with GAAP, the fair market value of the Purchased Assets is not less than the net book value of the Purchased Assets and that, in accordance therewith, if after all other adjustments to the Allocation are made the Allocation with respect to any Asset Selling Corporation when expressed in the relevant local currency at the rate of exchange used to determine Final Working Capital would otherwise be less than the local currency net book value determined in accordance with GAAP of the Purchased Assets of such Asset Selling Corporation as of the Closing Date, then the Allocation with respect to such Asset Selling Corporation shall be adjusted so that it is equal to such local currency net book value converted at the rate of exchange used to determine Final Working Capital and a corresponding adjustment shall be made to the Allocation pro rata with respect to Warner-Lambert Company and Grupo Warner Lambert Mexico, S. de R.L. De C.V. based on their relative Aggregate Purchase Price allocation.

ARTICLE III

CLOSING

     Section 3.1 Closing. (a)  The Closing shall take place at the offices of Shearman & Sterling, 599 Lexington Avenue, New York, NY 10022, at 10:00 A.M., New York time on the 5th Business Day following the satisfaction or waiver of the conditions precedent

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specified in Article IV (other than the conditions to be satisfied on the Closing Date, but subject to the waiver or satisfaction of such conditions), or at such other times and places as the parties hereto may mutually agree; provided, however, that without the agreement of Pfizer and Purchaser, the Closing shall not occur later than the date specified in Section 9.1(b). The date on which the Closing occurs is called the “Closing Date”; provided; however, that, with respect to all employment-related provisions set forth in this Agreement, unless explicitly stated otherwise, the “Closing Date” shall mean the date that is the later of (i) the date on which the Closing occurs and (ii) where applicable, the date on which the transfer of the relevant Shares, Purchased Assets and Assumed Liabilities is effected in accordance with the Foreign Implementing Agreements for the applicable jurisdiction. The Closing shall be deemed to occur and be effective as of the close of business on the Closing Date.

     (b) At the Closing, Pfizer shall deliver or cause to be delivered to Purchaser the instruments and documents set forth in Exhibit A, in each case in a form reasonably acceptable to Purchaser.

     (c) At the Closing, Purchaser shall deliver to Pfizer, as agent for the Seller Corporations, the following: (i) the Aggregate Purchase Price, by wire transfer in immediately available funds to one or more accounts specified in writing by Pfizer at least 2 Business Days prior to the Closing Date and (ii) the instruments and documents set forth in Exhibit B, in each case in a form reasonably acceptable to Pfizer.

ARTICLE IV

CONDITIONS TO CLOSING

     Section 4.1 Conditions to the Obligations of Purchaser and Pfizer. The respective obligations of each of the parties to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

     (a) There shall not (i) be in effect in the United States of America, Canada, or Mexico any Law or Governmental Order that makes illegal or enjoins or prevents in any respect the consummation of the transactions contemplated by this Agreement, or (ii) have been commenced, and shall be continuing, or threatened in writing any action or proceeding by any Governmental Authority of the United States of America, Canada or Mexico that seeks to prevent or enjoin in any respect the transactions contemplated by this Agreement;

     (b) The waiting period required under the HSR Act, including any extensions thereof, shall have expired and any investigations relating to the sale hereunder that may have been opened by either the Department of Justice or the Federal Trade Commission by means of a request for additional information or otherwise shall have terminated, and, subject to Section 7.3(e), no other waiting period (including any extensions thereof) under Competition Laws or investigation by a Governmental Authority of Canada or Mexico relating to the transactions contemplated hereby shall be unexpired or pending which, in the reasonable opinion of counsel, is likely to result in an action or proceeding seeking to enjoin the entire transaction contemplated herein; and

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     (c) Subject to Section 7.3(e), any approvals or actions of any Governmental Authority having jurisdiction necessary lawfully to consummate the transactions contemplated hereby shall have been given or taken, inlcuding, without limitation, clearance from the Governmental Antitrust Entity in Mexico.

     Section 4.2 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

     (a) Pfizer shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and the representations and warranties of Pfizer contained herein shall have been true and correct when made and shall be true and correct as of the Closing, as if made as of the Closing (except for (i) changes contemplated or permitted by this Agreement or attributable to matters disclosed by Pfizer in the Schedules hereto; (ii) breaches of representations and warranties that would not, individually or in the aggregate, have a Material Adverse Effect (provided, however, that for purposes of determining a breach of an individual representation or warranty under this clause (ii), if any such representation or warranty is qualified in any respect by the words “Material Adverse Effect”, such qualification will be ignored); and (iii) those representations and warranties that address matters as of a particular date, which, subject to clause (ii) above, need be true only as of such date). Purchaser shall have received a certificate of Pfizer, dated as of the Closing Date and signed by an officer of Pfizer, certifying as to the fulfillment of the foregoing.

     (b) Since December 31, 2001, a Material Adverse Effect shall not have occurred.

     (c) Purchaser shall have received the required approval of its shareholders for the transactions contemplated hereby.

     (d) Purchaser shall have received, in form and substance reasonably satisfactory to Purchaser, appropriate approvals, consents or waivers for the transactions contemplated hereby from the persons and Governmental Authorities listed in Schedule 4.2(d).

     (e) Pfizer shall have delivered or caused to be delivered, in the case of a Stock Selling Corporation that is a U.S. person, a certificate for each such Stock Selling Corporation (which complies with Section 1445 of the Code) of non-foreign status, and, in the case of a Stock Selling Corporation that is not a U.S. person, a certificate for each such Stock Selling Corporation stating that none of the Conveyed Companies conveyed by such Stock Selling Corporation is a U.S. real property holding corporation within the meaning of section 897 of the Code, in each case the certificate executed in accordance with the provisions of the Foreign Investment in Real Property Tax Act.

     (f) Pfizer shall have made or caused to be made delivery to Purchaser of the items required by Section 3.1(b).

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     Section 4.3 Conditions to the Obligations of Pfizer. The obligation of Pfizer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions precedent:

     (a) Purchaser shall have performed in all material respects its agreements and obligations contained in this Agreement required to be performed by it at or before the Closing, and the representations and warranties of Purchaser contained herein shall have been true and correct in all material respects when made and shall be true and correct in all material respects as of the Closing, as if made as of the Closing (except for (i) changes contemplated or permitted by this Agreement or attributable to matters disclosed by Purchaser in the Schedules hereto, and (ii) those representations and warranties that address matters as of a particular date, which need be true in all material respects only as of such date). Pfizer shall have received a certificate of Purchaser, dated as of the Closing Date and signed by an officer of Purchaser, certifying as to the fulfillment of the foregoing.

     (b) Purchaser and its Affiliates shall have made or caused to be made delivery to Pfizer of the items required by Section 3.1(c).

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PFIZER

     Pfizer hereby represents and warrants to Purchaser as follows:

     Section 5.1 Organization. Pfizer is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Each Stock Selling Corporation and Asset Selling Corporation is a corporation duly organized, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its organization.

     Section 5.2 Authority; Binding Effect. (a)  Pfizer has all requisite corporate power and authority to carry on its business as it is now being conducted and to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Pfizer of this Agreement, and the performance by Pfizer of its obligations hereunder, have been or will have been at the Closing duly authorized by all requisite corporate action.

     (b) Each of the Asset Selling Corporations and the Stock Selling Corporations has all requisite corporate power and authority to carry on its business as it is now being conducted. The performance by each of the Asset Selling Corporations and the Stock Selling Corporations of their respective obligations hereunder have been or will have been at the Closing duly authorized by all requisite corporate action.

     (c) This Agreement constitutes a valid and binding obligation of Pfizer, enforceable against Pfizer in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or law).

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     Section 5.3 Conveyed Subsidiaries; Capital Structure. (a)  Each of the Conveyed Subsidiaries is duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, with corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Each of the Conveyed Subsidiaries is duly qualified to do business and, where applicable, in good standing in each jurisdiction where the nature of its business or properties makes such qualification necessary, except in jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect.

     (b) Schedule 5.3(b) sets forth the authorized capital stock of the Conveyed Subsidiaries and the number of shares of each class of capital stock in each such Conveyed Subsidiary which are validly issued and outstanding, fully paid and non-assessable. Except as set forth on Schedule 5.3(b), there are no outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any of the Conveyed Subsidiaries is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other securities of the Conveyed Subsidiaries and no equity securities of any of the Conveyed Subsidiaries are reserved for issuance for any purpose. The Stock Selling Corporations own of record and beneficially the outstanding Shares as indicated on Schedule 5.3(b), free and clear of all Liens. Upon consummation of the transactions contemplated by this Agreement and registration of the Shares in the name of Purchaser in the stock records of each Conveyed Subsidiary, Purchaser, assuming it shall have purchased the Shares for value in good faith and without notice of any adverse claim, will own the issued and outstanding capital stock or equity interest in each Conveyed Subsidiary set forth on Schedule 5.3(b), free and clear of all Liens, other than Permitted Encumbrances. Upon consummation of the transactions contemplated by this Agreement, the Shares will be fully paid and nonassessable. Except as set forth in Schedule 5.3(b), there are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares.

     (c) Schedule 5.3(c) sets forth the name and the jurisdiction of incorporation of all Subsidiaries of the Conveyed Subsidiaries. Each such Subsidiary is duly organized, validly existing and, where applicable, in good standing under the Laws of its jurisdiction of organization, and has the corporate power and authority to own and operate its properties and assets and to carry on its business as currently conducted. Each such Subsidiary is duly qualified to do business and, where applicable, in good standing in each jurisdiction where the nature of its business or properties makes such qualification necessary, except in jurisdictions where the failure to be so qualified would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth in Schedule 5.3(c), all of the shares of capital stock of each Subsidiary of a Conveyed Subsidiary are validly issued, fully paid and non-assessable, and a Conveyed Subsidiary or Subsidiary of a Conveyed Subsidiary owns such shares, free and clear of all Liens except Permitted Encumbrances. Except as set forth in Schedule 5.3(c), such shares constitute all of the issued and outstanding warrants, options, agreements, subscriptions, convertible or exchangeable securities or other commitments pursuant to which any such Subsidiary is or may become obligated to issue, sell, purchase, return or redeem any shares of capital stock or other security of each such Subsidiary and no equity securities of each such Subsidiary are reserved for issuance for any purpose. Pfizer shall cause all of the shares listed in Schedule 5.3(c) to be transferred to Purchaser or Purchaser’s designee.

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     Section 5.4 Non-Contravention. The execution, delivery and performance of this Agreement by Pfizer and the consummation of the transactions contemplated hereby do not and will not (i) violate any provision of the certificate of incorporation or bylaws of Pfizer or the comparable organizational documents of any of the Stock Selling Corporations, the Asset Selling Corporations or the Conveyed Companies; (ii) subject to obtaining the consents referred to in Schedule 5.4, conflict with, or result in the breach of, constitute a default under, result in the termination, cancellation or acceleration (whether after the giving of notice or the lapse of time or both) of any right or obligation of the Seller Corporations or the Conveyed Companies under, or to a loss of any benefit of the Business to which the Seller Corporations or the Conveyed Companies is entitled under, any Material Contract, lease of real estate or Intellectual Property License to which any Seller Corporation or Conveyed Company is a party or to which its assets are subject and which primarily relates to the Business; and (iii) assuming compliance with the matters set forth in Sections 5.5 and 6.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which any Seller Corporation or Conveyed Company is subject; except, with respect to clauses (ii) and (iii), for any violations, breaches, conflicts, defaults, terminations, cancellations or accelerations as would not, individually or in the aggregate, have a Material Adverse Effect.

     Section 5.5 Governmental Authorization. Other than as set forth in Schedule 5.5, the execution and delivery of this Agreement by Pfizer do not require any consent or approval of any Governmental Authority, except for consents or approvals, the failure of which to obtain, would not have a Material Adverse Effect.

     Section 5.6 Financial Information; Books and Records. (a)  Except as set forth in Schedule 5.6(a)-1, the Financial Statements have been prepared in accordance with GAAP, and present fairly in all material respects, (i) the financial condition of the Business (excluding Excluded Assets and Retained Liabilities) as of the dates therein specified; and (ii) the results of operations, including cash flow statements, of the Business (excluding Excluded Assets and Retained Liabilities) for the periods indicated. Schedule 5.6(a)-2 sets out the descriptions and amounts of deferred Taxes as shown in the Financial Statements.

     (b) The audited financial statements, dated as of the periods ended December 31, 2000 and December 31, 2001, delivered by Pfizer to Purchaser relating to the Business and attached hereto as Schedule 5.6(b) (the “Audited Financial Statements”) were prepared in accordance with GAAP, and present fairly in all material respects, (i) the financial condition of the Business as of the dates therein specified and (ii) the results of operations, including cash flow statements, of the Business for the periods indicated.

     (c) The unaudited management financial statements, dated as of the period ended September 30, 2002, delivered by Pfizer to Purchaser relating to the Business and attached hereto as Schedule 5.6(c) (the “September 2002 Management Financial Statements”) were prepared in accordance with GAAP (except for the absence of footnotes and year end adjustments), and present fairly, in all material respects, (i) the financial condition of the Business as of September 30, 2002 and (ii) the results of operations, including cash flow statements, of the Business for the nine-month period ended September 30, 2002.

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     Section 5.7 Absence of Material Changes. Since December 31, 2001, the Business has been conducted only in the ordinary course and consistent with past practice, and except as set forth in Schedule 5.7, and prior to the date hereof, there has not been any:

     (a) Material Adverse Effect;

     (b) sale, lease, license, abandonment or other disposition by any of the Conveyed Companies or the Asset Selling Corporations of any assets used in the Business, except (i) in the ordinary course of the Business; (ii) to another Conveyed Company or Asset Selling Corporation; or (iii) relating to the transactions contemplated hereby;

     (c) material modification to any Benefit Plans or to the compensation or benefits of Employees other than in the ordinary course of the Business;

     (d) change in any method of accounting or accounting practice or policy used by Pfizer, the Seller Corporations (with respect to the Business) or any Conveyed Company, other than such changes required by GAAP and set forth in Schedule 5.7;

     (e) amendment, termination, cancellation or compromise of any material claims of any Seller Corporation (with respect to the Business) or any Conveyed Company or waiver of any other rights of substantial value to any Seller Corporation (related to the Business) or any Conveyed Company;

     (f) capital expenditure or commitment for any capital expenditure by any Seller Corporation (with respect to the Business) or any Conveyed Company not contemplated by the budget of the Business in excess of $2 million individually or $10 million in the aggregate;

     (g) casualty loss or damage by any Seller Corporation (with respect to the Business) or any Conveyed Company with respect to any of the Purchased Assets or the assets of any such Conveyed Company which in the aggregate have a replacement cost of more than $2,000,000, whether or not such loss or damage shall have been covered by insurance;

     (h) material changes in the customary methods of operations of any Seller Corporation (with respect to the Business), any Conveyed Company or the Business, including practices and policies relating to manufacturing, purchasing, Inventories, promotions, marketing, selling, pricing or the provision or receipt of services to or from Pfizer and its Affiliates and the Business; or

     (i) agreement, whether in writing or otherwise, to take any of the actions specified in this Section 5.7 by any Seller Corporation (with respect to the Business) or any Conveyed Company.

     Section 5.8 No Litigation. Except with respect to Environmental Laws (which are the subject of Section 5.11) and as may be set forth on Schedule 5.8, as of the date hereof, no litigation, investigation or proceeding by or before any Governmental Authority is pending against or, to the Knowledge of Pfizer, threatened in writing against any Seller Corporation or Conveyed Company which would have a Material Adverse Effect.

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     Section 5.9 Compliance with Laws. Except with respect to Environmental Laws (which are the subject of Section 5.11) and Product Registrations (which are the subject of Section 5.10), and except as to matters otherwise set forth in the Agreement or set forth in Schedule 5.9:

     (a) each Asset Selling Corporation and each Conveyed Company is in compliance in all material respects with all Laws applicable to the ownership or operation of the Business, except to the extent that the failure to comply therewith would not have a Material Adverse Effect; and

     (b) each Seller Corporation and each Conveyed Company possesses all Governmental Authorizations necessary for the conduct of the Business as it is currently conducted, except where the failure to possess any such Governmental Authorization would not have a Material Adverse Effect.

     Section 5.10 Product Registrations; Regulatory Compliance. Except with respect to Environmental Permits (which are the subject of Section 5.11):

     (a) Schedule 5.10 sets forth, as of the date hereof, a list of all material Governmental Authorizations granted to Pfizer or any of its Affiliates by or pending with any Governmental Authority in any particular country to market any product of the Business (the “Product Registrations”);

     (b) except as set forth in Schedule 5.10, to the Knowledge of Pfizer, (i) all products sold under the Product Registrations are manufactured and marketed in accordance with the specifications and standards contained in such Product Registrations, except where the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect and (ii) with regard to products marketed by the Business, the Business is in compliance with all food, drug and dietary supplement laws and regulations, except where the failure to comply therewith would not, in the aggregate, have a Material Adverse Effect; and

     (c) except as set forth in Schedule 5.10, an Asset Selling Corporation or Conveyed Company is the sole and exclusive owner of the Product Registrations and has not granted any right of reference with respect thereto.

     Section 5.11 Environmental Matters. To the Knowledge of Pfizer, and except as set forth in Schedule 5.11(a) or contained in documents listed on Schedule 5.11(b) to the extent the matter is reasonably apparent in the language of the document:

     (a) (i) the Facilities are in compliance with all applicable Environmental Laws and/or Environmental Permits; and (ii) none of the Facilities are undertaking, nor has Pfizer received written notice that they are subject to, Remedial Action or enforcement action under any applicable Environmental Laws and/or Environmental Permits, except (in the case of clauses (i) and (ii)) for such non-compliance, Remedial Actions or enforcement actions that would not have a Material Adverse Effect;

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     (b) all Environmental Permits required under all applicable Environmental Laws in relation to the Facilities have been obtained, except for such failures to obtain as would not have a Material Adverse Effect;

     (c) no written claims have been made that could reasonably be expected to result in Environmental Liability arising from or as a result of (i) on-site exposures to Hazardous Substances at the Facilities; (ii) Releases of Hazardous Substances at or from any Facilities; or (iii) off-site treatment, storage or disposal of Hazardous Substances transported from the Facilities, except, in each case, for such claims that would not have a Material Adverse Effect;

     (d) all material environmental investigations, reports, studies, tests, reviews or other analyses conducted within the last three years by, on behalf of, or which are in the possession of Pfizer or any Affiliate of Pfizer relating to any Facility, have been made available to Purchaser; and

     (e) there are no circumstances or facts associated with any Conveyed Leased Property or Real Property (other than any Facility) that have given or will give rise to an Environmental Liability.

     Section 5.12 Material Contracts. (a)  Except for agreements entered into after the date hereof or as set forth on Schedule 5.12, Schedule 2.2(a) and Schedule 5.14(b) (collectively, the “Material Contracts”), none of the Conveyed Companies, nor any Asset Selling Corporation is a party to or bound by any written:

     (i) contract, agreement or other arrangement for the purchase of Inventories or other personal property with any supplier or for the furnishing of services to the Business providing for annual financial commitments on the part of such Conveyed Company or Asset Selling Corporation in excess of (A) $50,000 and extending beyond one year from the date hereof or (B) $100,000;

     (ii) contract, agreement and other arrangement for the sale of Inventories or other personal property with any supplier or for the furnishing of services by the Business, (A) with firm commitments in excess of three years from the date hereof or (B) providing for annual financial commitments in excess of $500,000 and having a firm commitment in excess of one year from the date hereof;

     (iii) broker, distributor, dealer, manufacturer’s representative, franchise, sales promotion, market research, marketing, consulting, advertising or agency agreements related primarily to the Business the terms of which provide for annual financial commitments on the part of such Conveyed Company or Asset Selling Corporation in excess of $50,000;

     (iv) contract or agreement relating to indebtedness for borrowed money, factoring arrangements, sale and leaseback transactions or the deferred purchase price of property, in each case relating primarily to the Business and with respect to which a Conveyed Company or Asset Selling Corporation is an obligor in excess of $100,000;

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     (v) research and development or design agreement relating primarily to the Business the terms of which provide for aggregate commitments to be paid by a Conveyed Company or Asset Selling Corporation in excess of (A) $50,000 and extending beyond one year from the date hereof or (B) $100,000;

     (vi) contract or agreement that prohibits any Seller Corporation (as it relates to the Business) or any Conveyed Company, and would prohibit Purchaser or any of its Affiliates, from competing in any line of business or with any Person or in any geographic area or during any period of time;

     (vii) other than intercompany agreements that are not being assigned to or assumed by Purchaser, agreement entered into since January 1, 2000 providing for the acquisition or disposition of any capital stock of any Conveyed Company, the Purchased Assets or assets of a Conveyed Subsidiary and having an aggregate value in excess of $5,000,000, other than the sale of Inventories in the ordinary course of the Business consistent with past practice or the sale or disposal of obsolete plant or equipment;

     (viii) material lease, sublease, license agreement or other agreement granting rights of occupancy or use of real property other than the Real Property Leases;

     (ix) employment contracts of Employees and contracts with independent contractors or consultants (or similar arrangements) in each case for the provision of services to the Business that provide an annual base compensation rate equal to or in excess of $125,000;

     (x) material Intellectual Property License.

     (b) Except as disclosed in Schedule 5.12, (i) each Material Contract is valid and binding on the Asset Selling Corporation or Conveyed Company that is a party thereto, and, to the Knowledge of Pfizer, the other party thereto, and is in full force and effect; and (ii) no Asset Selling Corporation or Conveyed Company is in breach of, or default under, any such Material Contract, which breach or default would result in a Material Adverse Effect.

     Section 5.13 Company Intellectual Property. Schedule 5.13A sets forth a list of all patents and patent applications, trademark registrations and trademark applications, copyright registrations and copyright applications, and Internet domain names, in each case included within the Company Intellectual Property, and all other material Company Intellectual Property. Except as set forth in Schedule 5.13B:

     (a) (i) the Company Intellectual Property includes all Intellectual Property material to the Business, (ii) the Company Intellectual Property has not, pursuant to a written opinion of a Governmental Authority, been adjudged invalid or unenforceable in whole or in part and (iii) the Company Intellectual Property that is material to the Business is subsisting, valid and enforceable;

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     (b) (i) the Business as currently operated does not, to the Knowledge of Pfizer, infringe or otherwise violate or conflict with, in any material respect, the Intellectual Property of any third party, and no material claim, action, investigation or proceeding by or before any Governmental Authority is pending or, to the Knowledge of Pfizer, has been threatened in writing, claiming that the Business as currently operated infringes or otherwise violates or conflicts with the Intellectual Property of any third party and (ii) to the Knowledge of Pfizer, no Person is engaging in any activity or using any Intellectual Property that infringes, misappropriates or otherwise violates or conflicts with, in any material respect, the Company Intellectual Property;

     (c) except as otherwise contemplated by this Agreement, a Conveyed Company or an Asset Selling Corporation exclusively owns the entire and unencumbered right, title and interest in and to, or has a license to use, each material item of Company Intellectual Property, and has the right to use such material Company Intellectual Property as used in the Business;

     (d) to the Knowledge of Pfizer, neither the Company Intellectual Property nor the Business is subject to any outstanding Intellectual Property License materially restricting the use of the Company Intellectual Property in connection with the Business or that would materially impair the validity or enforceability of the Company Intellectual Property;

     (e) neither Pfizer nor its Affiliates has granted any license or other right to any third party with respect to any material Company Intellectual Property; and

     (f) Pfizer and its Affiliates have maintained the confidentiality of all material confidential Company Intellectual Property in accordance with Pfizer’s customary practices and procedures and, to the Knowledge of Pfizer, (i) no Person has misappropriated any material confidential Company Intellectual Property (ii) no Employee, independent contractor or agent of a Conveyed Company or an Asset Selling Corporation has misappropriated any material trade secrets of any other Person, and (iii) no Employee, independent contractor or agent of a Conveyed Company or an Asset Selling Corporation is in material default or breach of any term of any agreement, relating to the protection, ownership, development, use or transfer of Company Intellectual Property.

     Section 5.14 Real Property. (a)  Schedule 5.14(a) sets forth a description of all of the real property owned in fee by any of the Asset Selling Corporations and used primarily in connection with the Business or the Conveyed Companies (collectively, the “Real Property”). Except as set forth in Schedule 5.14(a), the Real Property is owned by the Asset Selling Corporation or Conveyed Company identified as owner thereof on Schedule 5.14(a), in each case free and clear of any Liens, other than Permitted Encumbrances.

     (b) Schedule 2.2(a) and Schedule 5.14(b) sets forth a list of all of the Real Property Leases and all leasehold or subleasehold interests in real property of the Conveyed Companies (collectively, the “Conveyed Real Estate Leases” and the properties subject thereto are referred to as the “Conveyed Leased Properties”), respectively. Pfizer has previously delivered or made available to Purchaser true and complete copies of all Conveyed Real Estate Leases. Each Asset Selling Corporation or Conveyed Company that is a party to a Conveyed Real Estate Lease is in compliance with the terms of such Conveyed Real Estate Lease, except to the extent the failure to be in compliance would not have a Material Adverse Effect. The leasehold interests of each respective Asset Selling Corporation or Conveyed Company under each Conveyed Real Estate Lease are indefeasibly held.

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     (c) All improvements on any Real Property are wholly within the lot limits of such Real Property and do not encroach on any adjoining premises except for encroachments that would not have a Material Adverse Effect.

     Section 5.15 Assets. (a) Except as set forth on Schedule 5.15(a) or as otherwise provided in this Agreement, each Asset Selling Corporation owns, leases or has the legal right to use all of its Purchased Assets (other than Company Intellectual Property and Real Property, which are the subject of Sections 5.13 and 5.14, respectively), and each Conveyed Company owns, leases or has the legal right to use its assets (other than Company Intellectual Property and Real Property, which are the subject of Sections 5.13 and 5.14, respectively). Except as disclosed on Schedule 5.15(a), each Asset Selling Corporation has good title to (or in the case of leased Purchased Assets, valid leasehold interests in) all its Purchased Assets (other than Company Intellectual Property and Real Property, which are the subject of Sections 5.13 and 5.14, respectively) and each Conveyed Company has good title to (or in the case of leased assets, a valid leasehold interest in) its assets, in either case except for Permitted Encumbrances.

     (b) Except as set forth in Schedule 5.15(b), the Purchased Assets and the assets and properties of the Conveyed Companies (i) constitute all the properties, assets and rights forming a part of, used, held or intended to be used in the Business (other than the Excluded Assets) and (ii) include all assets, properties and rights as are necessary to conduct the Business as currently conducted, in each case taking into consideration the services and facilities contemplated by the Transitional Services Agreement, the Manufacturing Agreements, the Transitional Intellectual Property License Agreement, the Pfizer Retained Intellectual Property License Agreement and the Site Separation Agreements. At all times since December 31, 2001, the Seller Corporations have caused the Purchased Assets and the assets and properties of the Conveyed Subsidiaries to be maintained in all material respects in accordance with good business practice.

     Section 5.16 Taxes. Except as set forth in Schedule 5.16 or otherwise provided to Purchaser in writing in accordance with Section 10.1:

     (a) (i) To the Knowledge of Pfizer, all Tax Returns that are required to be filed on or before the date hereof by or on behalf of each Conveyed Company and each Asset Selling Corporation have been filed , except with respect to Tax Returns that in the aggregate are not material; (ii) all Taxes shown to be due and payable on such Tax Returns have been paid; and (iii) each such Tax Return (insofar as it relates to the activities or income of any Conveyed Company or the Business) is true, correct and complete in all material respects.

     (b) To the Knowledge of Pfizer, all material Non-Returned Taxes (defined below) due by or with respect to the income, assets or operations of each Conveyed Company for all taxable periods ending on or before the Closing Date have been paid or accrued and adequately reserved against in the Working Capital Statement. “Non-Returned Taxes” shall mean Taxes with respect to which no Tax Return was required to be filed on or prior to the Closing Date by or on behalf of a Conveyed Company.

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     (c) (i) To the Knowledge of Pfizer, there are no material Liens for Taxes upon any of the assets of the Business, except for Liens for Taxes not yet due and payable or being contested in good faith for which adequate reserves have been provided; (ii) no consent under Section 341(f) of the Code has been filed with respect to the Business; (iii) no Conveyed Company has been a member of the affiliated group (within the meaning of Section 1504(a) of the Code) for which Pfizer files a consolidated return as the common parent, nor has any Conveyed Company been includible in any other consolidated, combined or unitary return (or any other similar return permitted under the tax laws or regulations of any taxing authority other than the United States, including any of its political subdivisions), for any taxable period for which the statute of limitations has not expired; (iv) other than in the case of a Purchased Asset that is conveyed by a Person who has delivered a certificate of non-foreign status that complies with Section 1445 of the Code, no Purchased Asset is a United States real property interest within the meaning of Section 897(c)(1) of the Code; (v) no Conveyed Company is subject to any accumulated earnings tax, personal holding company tax or similar penalty tax; and (vi) no Conveyed Company is a member of any partnership or joint venture or the holder of a beneficial interest in any trust.

     (d) (i) To the Knowledge of Pfizer, no Tax Return that includes any Conveyed Company is currently being examined by any taxing authority, which examination could reasonably be expected to result in a liability of a Conveyed Company for a material amount of Taxes; (ii) no adjustment is being proposed by any taxing authority for a material amount of Taxes of any Conveyed Company, and no action or proceeding with respect to the assertion of a material amount of Taxes of any Conveyed Company is being pursued or prosecuted by any taxing authority; (iii) there are no outstanding written agreements or waivers extending the statute of limitations, in each case applicable to any material Tax Return or, in the case of any Asset Selling Corporation, to the extent related to the Business, which agreements or waivers could reasonably be expected to relate to a liability for a material amount of Taxes of a Conveyed Company or Asset Selling Corporation (to the extent related to the Business); (iv) no Conveyed Company (A) has been a passive foreign investment company within the meaning of Section 1297 of the Code, (B) has an unrecaptured overall foreign loss within the meaning of Section 904(f) of the Code, (C) has participated in or cooperated with an international boycott within the meaning of Section 999 of the Code or (D) has produced any amount that was included in income pursuant to Section 951 of the Code for any of the taxable years ended December 31, 2000 or December 31, 2001; and (v) no income for U.S. federal Income Tax purposes and no material amount of income for non-U.S. Income Tax purposes will be includible by any Conveyed Company for a period ending after the Closing Date that is attributable to either (A) income that was includible by such Conveyed Company for GAAP purposes in a period ending on or prior to the Closing Date or (B) a cash payment received by such Conveyed Company in a period ending on or prior to the Closing Date, except for income for which Taxes are accrued or reserved against in the Working Capital Statement.

     (e) There are no tax sharing, allocation, indemnification or similar agreements in effect as between a Conveyed Company or any predecessor or Affiliate thereof and any other party (including the Stock Selling Corporations and any predecessors or Affiliates thereof) under which Purchaser or such Conveyed Company could be liable for any material Taxes or other material claims of any party.

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     Section 5.17 Employee Benefits. (a)  Set forth on Schedule 7.5(a) is a list of each Benefit Plan in effect as of the date of this Agreement other than Foreign Plans that are required to be maintained or contributed to by the Laws of the relevant jurisdiction.

     (b) As applicable with respect to each Benefit Plan, Pfizer has made or will make available to Purchaser, copies of (i) each Benefit Plan, including all amendments thereto; (ii) the current summary plan description and each summary of material modifications, if any, thereto; and (iii) the most recent IRS determination letter relating thereto.

     (c) (i) All material contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates or have been adequately accrued and will continue to be accrued from the date hereof through the Closing Date in accordance with GAAP.

     (ii) The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations under GAAP, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations, except to the extent that the failure of the foregoing to be true would not have a Material Adverse Effect.

     (d) Each of the Seller Corporations has performed all material obligations required to be performed by it under, is not in any material respect in default under or in material violation of, and has no knowledge of any material default or violation by any party to, any Benefit Plan.

     (e) Set forth on Schedule 5.17(e) is a list of each collective bargaining agreement, other labor union contracts, works councils agreements and all other employee representative arrangements applicable to any Employee. There are no collective bargaining agreements or other labor union contracts applicable to any Employees (US) and to the Knowledge of Pfizer currently there are no unionization or other similar activities concerning any Employees (US). There are no material controversies pending or, to the Knowledge of Pfizer, threatened involving any group of Employees, and none of the Seller Corporations have suffered or sustained any material work stoppage and no such work stoppage is threatened.

     (f) Each of the Seller Corporations has complied with its consultation, notice, consent and opinion requirements required under applicable Laws relating to the execution of this Agreement. Any individuals classified as independent contractors are listed on Schedule 5.17(f) and have, to the Knowledge of Pfizer, in all material respects been properly classified as non-employees for purposes of applicable Laws.

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     (g) Except as set forth on Schedule 5.17(g), none of the Benefit Plans would result separately or in the aggregate, as a result of this Agreement or the transactions contemplated hereby, in the payment of any “excess parachute payment” within the meaning of Section 280G of the Code or would result in the acceleration of vesting of any equity plan or program. Except as set forth on Schedule 5.17(g), none of the Benefit Plans provides for the payment of separation, severance, termination or similar type-benefits to any Person or obligates any of the Seller Corporations to pay separation, severance, termination or similar-type benefits solely as a result of any transaction contemplated by this Agreement or as a result of a “change in control”, within the meaning of such term under Section 280G of the Code. There will not be a change in control under any of the Benefit Plans or within the meaning of such term under Section 280G of the Code as a result of any transaction contemplated by this Agreement.

     (h) Set forth on Schedule 5.17(h) is the name of each Employee as of the date hereof of the Conveyed Companies, the Seller Corporations, Pfizer and its Affiliates who (i) is paid a salary or earns wages at an annual base compensation rate equal to or in excess of $125,000, (ii) has primarily performed services on behalf of the Business since January 1, 2002 and (iii) has been transferred from his or her position with the Business to another division of Pfizer.

     Section 5.18 Software and IT Systems. To the Knowledge of Pfizer, no Software material to the Business contains any defect that materially disrupts the operation of the Business. A Conveyed Company or an Asset Selling Corporation owns or has a valid right to access and use all computer systems, hardware and Software used in connection with the operation of the Business.

     Section 5.19 Liabilities. Except as and to the extent set forth on the balance sheet included in the Audited Financial Statements dated December 31, 2001 or as set forth in Schedule 5.19, neither the Business nor the Conveyed Companies has any material Liability, except for Liabilities incurred in the ordinary course of business which would not have a Material Adverse Effect.

     Section 5.20 Brokers. Except for Merrill Lynch & Co. and Lazard Freres & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Pfizer. Pfizer is solely responsible for the fees and expenses of Merrill Lynch & Co. and Lazard Freres & Co. LLC.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

     Purchaser represents and warrants to Pfizer as follows:

     Section 6.1 Organization and Qualification. Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of England and Wales and has full corporate power and authority to conduct its business as it is presently being conducted.

     Section 6.2 Corporate Authorization. Purchaser has all requisite corporate power and authority to execute and deliver this Agreement, except for the requisite approval of its shareholders to perform its obligations hereunder. The execution, delivery and performance by Purchaser of this Agreement have been duly authorized by all requisite corporate action on the part of Purchaser except for the requisite approval of its shareholders.

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     Section 6.3 Binding Effect. This Agreement constitutes a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by general principles of equity (regardless or whether enforcement is sought in a proceeding in equity or law).

     Section 6.4 Non-Contravention. The execution, delivery and performance by Purchaser of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not (i) violate any provision of the certificate of incorporation, bylaws or other organizational documents of Purchaser; (ii) result in a breach of, or default under, or right to accelerate with respect to, any term or provision of any contract, commitment or other obligation to which Purchaser and any of its Affiliates is a party or is subject; or (ii) subject to obtaining shareholder approval and assuming compliance with the matters set forth in Sections 5.5 and 6.5, violate or result in a breach of or constitute a default under any Law or other restriction of any Governmental Authority to which Purchaser is subject.

     Section 6.5 Governmental Authorization. Except as set forth in Schedule 6.5, the execution and delivery of this Agreement by Purchaser do not and will not require any material consent or approval of any Governmental Authority.

     Section 6.6 Third Party Approvals. Except for any third party approvals as are reflected in Schedule 6.6, the execution, delivery and performance by Purchaser of this Agreement and the transactions contemplated hereby do not require any consents, waivers, authorizations or approvals of, or filings with, any third Persons which have not been obtained by Purchaser.

     Section 6.7 Financial Capability. On the Closing Date, Purchaser will have sufficient funds to pay the Aggregate Purchase Price on the terms and conditions contemplated by this Agreement.

     Section 6.8 Securities Act. Purchaser is acquiring the Shares solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act. Purchaser acknowledges that the Shares are not registered under the Securities Act, any applicable state securities Law or any applicable foreign securities Laws, and that such Shares may not be transferred or sold except pursuant to the registration provisions of the Securities Act or applicable foreign securities Laws or pursuant to an applicable exemption therefrom and pursuant to state securities Laws as applicable. Purchaser (either alone or together with its advisors) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares and is capable of bearing the economic risks of such investment.

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     Section 6.9 Condition of the Business. Purchaser and its representatives and agents have made all inspections and investigations of the Business and the Purchased Assets deemed necessary or desirable by Purchaser. Purchaser is purchasing the Shares and the Purchased Assets based solely on the results of its inspections and investigations, and not on any representation or warranty of Pfizer not expressly set forth in this Agreement. In light of these inspections and investigations and the representations and warranties made to Purchaser by Pfizer in Article V hereof, Purchaser is relinquishing any right to any claim based on any representations and warranties other than those specifically included in Article V hereof. Any claims Purchaser may have for breach of representation or warranty shall be based solely on the representations and warranties of Pfizer set forth in Article V hereof. All warranties of habitability, merchantability and fitness for any particular purpose, and all other warranties arising under the Uniform Commercial Code (or similar foreign laws), are hereby waived by Purchaser. Purchaser further represents that neither Pfizer nor any other Person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding any of the Seller Corporations, the Business, the Conveyed Subsidiaries, the Shares, the Purchased Assets or the Assumed Liabilities not expressly set forth in this Agreement, and neither Pfizer nor any other Person will have or be subject to any liability to Purchaser or any other Person resulting from the distribution to Purchaser or its representatives, or Purchaser’s use of, any such information, including any confidential memoranda distributed on behalf of Pfizer relating to the Business or other publication provided to Purchaser or its representatives, or any other document or information provided to Purchaser or its representatives in connection with the sale of the Business.

     Section 6.10 Litigation. There is no material action, order, writ, injunction, judgment or decree outstanding, or suit, litigation, proceeding, labor dispute (other than routine grievance procedures or routine, uncontested claims for benefits under any benefit plans for any officers, employees or agents of Purchaser), arbitration, investigation or reported claim, pending or, threatened, before any court, governmental entity or arbitrator, which seeks to delay or prevent the consummation of the transactions contemplated by this Agreement or would, if successful, materially and adversely affect the ability of Purchaser to consummate the transactions contemplated by this Agreement.

     Section 6.11 Brokers. Except for Credit Suisse First Boston, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser. Purchaser is solely responsible for the fees and expenses of Credit Suisse First Boston.

     Section 6.12 Board Approval. The board of directors of Purchaser, or a duly authorized committee thereof, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) resolved that this Agreement and the transactions contemplated hereby are in the best interests of Purchaser and its shareholders and (ii) approved this Agreement.

     Section 6.13 Vote Required. The approval at a general meeting of the holders of a majority of the outstanding shares in the capital stock of Purchaser is the only Purchaser shareholder approval necessary for the transactions contemplated by this Agreement (the “Required Purchaser Vote”).

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ARTICLE VII

COVENANTS

     Section 7.1 Information and Documents. (a)  From and after the date hereof and pending Closing, upon reasonable advance notice, the Seller Corporations shall permit Purchaser and its representatives to have reasonable access, during regular normal business hours, to the assets, employees, books and records of the Seller Corporations and the Conveyed Companies relating to the Business, and shall furnish, or cause to be furnished, to Purchaser, such financial, tax and operating data and other available information with respect to the Business as Purchaser shall from time to time reasonably request; provided, however, that no such access shall unreasonably interfere with the Seller Corporations’ and the Conveyed Companies’ operation of their respective businesses, including the Business; and provided further that the Seller Corporations shall not be required to take any action which could constitute a waiver of attorney-client privilege.

     (b) All information received by Purchaser and given by or on behalf of the Seller Corporations or the Conveyed Companies in connection with this Agreement and the transactions contemplated hereby will be held by Purchaser and its Affiliates, agents and representatives as “Evaluation Material”, as defined in, and pursuant to the terms of, the Confidentiality Agreement.

     Section 7.2 Conduct of Business. (a) From and after the date hereof and to the Closing, except (i) as set forth on Schedule 7.2 or as otherwise contemplated by this Agreement or (ii) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, Pfizer agrees that it will conduct the Business, and will cause the Business to be conducted, in the ordinary course consistent with past practice (including regular repair and maintenance), and use commercially reasonable efforts to preserve intact the Business and related relationships with customers, suppliers and other third parties and keep available the services of the present Employees.

     (b) Pfizer agrees it will continue, in accordance with capital expenditures set forth in the current budget of the Business, any expenditures for the operations of the business selling products under the “Halls” brand (“Halls Business”) authorized prior to the date hereof, or that would, in the ordinary course of such Halls Business, be authorized. Pfizer represents and agrees that it has taken and will continue to take commercially reasonable efforts to ensure that (i) no non-public competitively sensitive information about the current or planned operations of the Halls Business or any other part of the Business becomes available to any Person that is not an Affiliate of Pfizer or any person responsible for the management of a business that Pfizer may acquire after the date hereof that competes, in any material respect, with the Halls Business or any other part of the Business (a “Competing Business”), and (ii) no non-public competitively sensitive information about the current or planned operations of any Competing Business becomes available to any person responsible for the management of the Halls Business or any other part of the Business, provided, that such efforts shall not be less than the efforts Pfizer undertakes to protect its own non-public competitively sensitive information from third parties.

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     (c) Without limiting the generality of the undertakings pursuant to this Section 7.2, from and after the date hereof and to the Closing, except (i) as set forth on Schedule 7.2 or as otherwise contemplated by this Agreement, (ii) as Purchaser shall otherwise consent in writing, which consent shall not be unreasonably withheld, and (iii) as may be reasonably necessary or advisable (and not otherwise adverse to Purchaser) to remove the Excluded Assets, Pfizer covenants and agrees that it shall cause the Conveyed Companies and the Asset Selling Corporations, in each case with respect to the Business, to:

     (i) maintain insurance coverage at levels consistent with presently existing levels so long as such insurance is available at commercially reasonable rates (provided that if such insurance shall not be available at commercially reasonable rates, then Pfizer shall provide such amount of insurance as can be obtained for premiums equal to 100% of the premiums paid for the present insurance coverage);

     (ii) not incur, create or assume any Lien, other than Permitted Encumbrances, with respect to any material asset;

     (iii) not acquire or dispose of any material assets outside of the ordinary course of the Business consistent with past practice;

     (iv) not amend any material term of, or waive any material right under, any Material Contract;

     (v) not change or amend the charter or bylaws of any Conveyed Company;

     (vi) not issue, sell, pledge, transfer, repurchase or redeem or propose to issue, sell, pledge, transfer, repurchase or redeem any shares of capital stock of any Conveyed Company, or securities convertible into or exchangeable or exercisable for, or options with respect to, or warrants to purchase or rights to subscribe for, shares of capital stock of any Conveyed Company;

     (vii) not, without the prior approval of Purchaser, (i) sell, assign, or grant any security interest in any Company Intellectual Property or Intellectual Property License that is intended to be transferred to Purchaser pursuant to Section 2.2, (ii) grant to any third party any license or sublicense with respect to any Company Intellectual Property or Intellectual Property License that is intended to be transferred to Purchaser pursuant to Section 2.2, (iii) other than pursuant to agreements in existence on the date hereof, develop, create or invent any Intellectual Property jointly with any third party, or (iv) disclose, or allow to be disclosed, any confidential Company Intellectual Property or Intellectual Property License that is intended to be transferred to Purchaser pursuant to Section 2.2, unless such disclosure is subject to a confidentiality or non-disclosure covenant protecting against disclosure thereof by the recipient thereof;

     (viii) not materially modify any Benefit Plan or the compensation or benefits of Employees, including granting, announcing or generating any expectation of any increase, in the wages, salaries, compensation, bonuses, incentives, pension or other benefits payable to any Employee, except as required by Law or any collective bargaining agreement or in the ordinary course of the Business consistent with past practice or permit the transfer of any Employees from the Business to another division of Pfizer, except with respect to Shared Services Employees who are devoting less than seventy five percent (75%) of their work time to the Business;

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     (ix) not make or commit to make any capital expenditures other than (i) capital expenditures contemplated by the current budget of the Business and (ii) capital expenditures outside the current budget of the Business not in excess of $2 million individually or $10 million in the aggregate;

     (x) not make any changes in any method of accounting or accounting practice or policy used by Pfizer, any Seller Corporation (with respect to the Business) or any Conveyed Company, other than changes required by GAAP;

     (xi) not enter into any contract, agreement or arrangement that would be a Material Contract if entered into prior to the date hereof, except in the ordinary course of the Business;

     (xii) not renew or extend any lease listed on Schedule 7.2(c)(xii);

     (xiii) other than in the ordinary course of the Business, not make any material changes in the existing methods of operations of any Seller Corporation (with respect to the Business) or any Conveyed Company or the Business, including practices and policies relating to manufacturing, purchasing, inventories, marketing, promotions, selling or pricing; and

     (xiv) not agree to take any of the foregoing actions.

     Section 7.3 Best Efforts; Certain Governmental Matters. (a)  Upon the terms and subject to the conditions herein provided (including Section 2.3), each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary for it to do under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including (i) to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the transactions contemplated hereby (which actions shall include furnishing all information required by applicable Law in connection with approvals of or filings with any Governmental Authority); (ii) to satisfy the conditions precedent to the obligations of such party hereto; (iii) to obtain any consent, authorization, order or approval of, or any exemption by, any Governmental Authority or other public or private third party required to be obtained or made by Purchaser, the Seller Corporations or the Conveyed Companies in connection with the acquisition of the Shares and the Purchased Assets or the taking of any action contemplated by this Agreement; (iv) to effect all registrations, filings and transfers of Environmental Permits necessary for the operation of the Business and required under Environmental Laws; and (v) to take any action reasonably necessary to vigorously defend, lift, mitigate, or rescind the effect of any litigation or administrative proceeding adversely affecting the acquisition of the Shares and the Purchased Assets or this Agreement, including promptly appealing any adverse court or administrative decision.

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     (b) Subject to appropriate confidentiality protections, each of the parties hereto will furnish to the other party such necessary information and reasonable assistance as such other party may reasonably request in connection with the foregoing and will provide the other party with copies of all filings made by such party with any Governmental Authority and, upon request, any other information supplied by such party to a Governmental Authority in connection with this Agreement and the transactions contemplated hereby.

     (c) Without limiting the generality of the undertakings pursuant to this Section 7.3, (i) Purchaser and Pfizer agree to provide or cause to be provided promptly to Governmental Authorities with regulatory jurisdiction over enforcement of any applicable Competition Laws (“Governmental Antitrust Entity”) information and documents requested by any Governmental Antitrust Entity or necessary, proper or advisable to permit consummation of the acquisition of the Shares and the Purchased Assets and the transactions contemplated by this Agreement; (ii) without in any way limiting the other provisions of this Section 7.3, file any notification and report form and related material required under the HSR Act as soon as practicable and in any event not later than 20 Business Days after the date hereof, and thereafter use its best efforts to certify as soon as practicable its substantial compliance with any requests for additional information or documentary material that may be made under the HSR Act; (iii) Purchaser shall proffer to (A) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of specific assets or categories of assets or businesses of the Conveyed Companies and the Purchased Assets or any of Purchaser’s other assets or businesses now owned or presently or hereafter sought to be acquired by Purchaser; (B) terminate any existing relationships and contractual rights and obligations; and (C) amend or terminate such existing licenses or other intellectual property agreements and to enter into such new licenses or other intellectual property agreements (and, in each case, to enter into agreements with the relevant Governmental Antitrust Entity giving effect thereto), in each case with respect to the foregoing clauses (A), (B) or (C) if such action is necessary or reasonably advisable to obtain approval or consummation of the transactions contemplated by the Agreement by any Governmental Antitrust Entity; and (iv) Purchaser shall take promptly, in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the acquisition of the Shares and the Purchased Assets and the transactions contemplated hereby in accordance with the terms of this Agreement unlawful or that would prevent or delay consummation of the acquisition of the Shares and the Purchased Assets or the other transactions contemplated by this Agreement, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clause (iii) of this subsection (c)) necessary to vacate, modify or suspend such injunction or order so as to permit such consummation on a Schedule as close as possible to that contemplated by this Agreement. Each of Pfizer and Purchaser will provide to the other copies of all correspondence between it (or its advisor) and any Governmental Antitrust Entity relating to the acquisition of the Shares and the Purchased Assets or any of the matters described in this Section 7.3. Pfizer and Purchaser agree that all telephone calls and meetings with a Governmental Antitrust Entity regarding the acquisition of the Shares and the Purchased Assets or any of the matters described in this Section 7.3 shall include representatives of Pfizer and Purchaser.

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     (d) The parties expressly agree: (i) that any breach by Purchaser of its obligations under Section 7.3(c) will cause irreparable harm to the Seller Corporations and the Conveyed Companies; (ii) that Pfizer has agreed to this transaction with Purchaser in specific reliance on Purchaser’s obligations under Section 7.3(c), and would not have otherwise agreed to go forward with Purchaser; and (iii) therefore, Pfizer is entitled to specific performance of Purchaser’s obligations under Section 7.3(c), and Purchaser hereby agrees in advance to the granting of such specific performance of such obligations without proof of actual damages or harm.

     (e) In the event an approval or action of a Governmental Authority (other than a Governmental Authority of the United States of America (or any state or subdivision thereof), Canada or Mexico) having jurisdiction that is necessary to lawfully consummate the transactions contemplated hereby is not obtained on or prior to the Closing Date, Pfizer and Purchaser agree to effect the Closing (including payment of the total Aggregate Payment and Aggregate Purchase Price), subject to the terms of this Agreement, with respect to all Shares, Purchased Assets and Assumed Liabilities outside of the jurisdiction of any such Governmental Authority. The obligations of the parties hereto set forth in this Section 7.3 shall continue with respect to any such approval or action until such approval or action is given or taken, as the case may be, and upon the occurrence of such approval or action, the parties hereto shall effect transfer of the effected Shares, Purchased Assets and Assumed Liabilities in accordance with the Foreign Implementing Agreements for the jurisdiction relating thereto. Each such transfer, upon occurrence, shall be retroactive to and be deemed to have occurred on the Closing Date. As of the Closing Date, Pfizer and Purchaser shall, subject to applicable Law, enter into mutually agreeable alternative business arrangements consistent with the terms of this Agreement or other arrangements which provide Purchaser with the net economic benefit or loss (as determined pursuant the Letter Agreement attached as Exhibit H) of the affected Conveyed Subsidiaries and Purchased Assets from and after the Closing Date and continuing until any such approval or action is obtained or taken.

     Section 7.4 Tax Matters.

     (a) (i) Preparation and Filing of Tax Returns. Pfizer shall prepare and timely file or shall cause to be prepared and timely filed all federal, state, local and foreign Tax Returns in respect of the Conveyed Companies and the Asset Selling Corporations, their assets and activities that (i) are required to be filed (taking into account valid extensions) on or before the Closing Date; or (ii) are required to be filed (taking into account valid extensions) after the Closing Date and (A) are Consolidated Tax Returns of Pfizer and its Affiliates; (B) are with respect to Income Taxes and are required to be filed on a separate Tax Return basis for any Tax period ending on or before the Closing Date; or (C) are to be filed by an Asset Selling Corporation. Purchaser shall prepare or cause to be prepared and shall file or cause to be filed all other Tax Returns required of the Conveyed Companies after the Closing Date, or in respect of their assets or activities or required to be filed after the Closing Date with respect to the Purchased Assets or the Business. All Tax Returns not yet filed for any taxable period that begins before the Closing Date or that include the activities of the Conveyed Companies or an Asset Selling Corporation (with respect to the Business) prior to the Closing Date shall, insofar as they relate to the Conveyed Companies or an Asset Selling Corporation (with respect to the Business) prior to the Closing Date, be prepared in a manner consistent with past practice employed with respect to the Conveyed Companies or such Asset Selling Corporation (with respect to the Business), unless Pfizer or Purchaser, as the case may be, concludes in good faith that there is no reasonable basis for such position. With respect to any Tax Return required to be

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filed by Purchaser for a taxable period that begins before the Closing Date but ends after the Closing Date (a “Straddle Period”), Purchaser shall deliver, at least 30 days prior to the due date for the filing of each such Tax Return (taking into account valid extensions), to Pfizer a statement setting forth the amount of Tax for which Pfizer is responsible pursuant to Sections 7.4(g)(i) and (iii) together with a copy of such Tax Return. Pfizer shall have the right to review each such Tax Return and statement prior to the filing of such Tax Return. Pfizer and Purchaser agree to consult and resolve in good faith any issue arising as a result of Pfizer’s review of each such Tax Return and statement, provided, however, if Pfizer and Purchaser are unable to resolve an issue with respect to any such Tax Return, Purchaser may make the final determination as to the filing of such Tax Return, but such determination shall not be binding on Pfizer for purposes of Pfizer’s or Purchaser's indemnification obligations pursuant to Section 7.4(g). Neither Purchaser nor any of its Affiliates shall file any amended Tax Returns for any periods for or in respect of the Conveyed Companies with respect to which Purchaser is not obligated to prepare or cause to be prepared the original such Tax Returns pursuant to this Section 7.4(a)(i) without the prior written consent of Pfizer (which consent shall not be unreasonably withheld or delayed if such filing is required by Law). Neither Pfizer nor any of its Affiliates shall file an amended Tax Return after the Closing Date with respect to any Conveyed Company; provided, however, if Pfizer determines that any of the Conveyed Companies is required by Law to file an amended Tax Return with respect to a period for which Pfizer is obligated to prepare or cause to be prepared the original such Tax Return pursuant to this Section 7.4(a)(i), Pfizer shall notify Purchaser of the basis for such filing, and Purchaser shall timely file or cause to be timely filed such amended Tax Return as required by Law. Notwithstanding any provision of this Agreement, Purchaser may, at its option, make an election under Section 338(g) of the Code with respect to its purchase or deemed purchase of any of the Conveyed Companies, in which event Purchaser shall be solely responsible for preparing the separate return for any U.S. corporation reflecting the consequences of such election, and shall be responsible for and shall pay, any and all Taxes resulting from such election, including any additional Taxes arising as a result of a reduction in the amount of foreign tax credits and other Tax credits that are available to Pfizer (computed as if Pfizer did not utilize any foreign tax credits or other Tax credits, net operating losses or other Tax attributes to reduce the additional Taxes), and shall indemnify Pfizer (in the manner provided herein) with respect to such Taxes.

     (ii) Internal Restructurings; Check-the-Box Elections. Pfizer shall have the right to cause an election pursuant to Treasury Regulations Section 301.7701-3 to be filed, effective from a date on or prior to the Closing Date, for those of the Conveyed Companies that are not United States entities to be treated as a branch for U.S. federal Income Tax purposes. Prior to the date hereof, Pfizer has provided Purchaser with a list of all Conveyed Companies for which elections pursuant to Treasury Regulations Section 301.7701-3 have been filed, together with copies of such elections. Pfizer shall promptly (but no later than five Business Days before the Closing Date) provide Purchaser with a copy of any such election made with respect to a Conveyed Company after the date hereof.

     (b) Payment of Taxes. Except for Taxes that are accrued or reserved against in the Working Capital Statement, Pfizer shall pay or cause to be paid (A) all Taxes due with respect to Tax Returns which Pfizer is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.4(a); and (B) all Taxes due with respect to Tax Returns for Straddle Periods for which Pfizer is responsible pursuant to Section 7.4(g)(i). Purchaser shall pay or

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cause to be paid (A) all Taxes due with respect to Tax Returns which Purchaser is obligated to prepare and file or cause to be prepared and filed pursuant to Section 7.4(a) other than Taxes which Pfizer is required to pay or cause to be paid in accordance with the preceding sentence; and (B) all Taxes owed by the Conveyed Companies other than Taxes which Pfizer is required to pay or cause to be paid in accordance with the preceding sentence.

     (c) Tax Sharing Agreements; Powers of Attorney. On the Closing Date, all Tax sharing agreements and arrangements between (i) the Conveyed Companies, on the one hand; and (ii) Pfizer or any of its Subsidiaries or Affiliates (other than the Conveyed Companies), on the other hand, shall be terminated effective as of the close of the Closing Date and have no further effect for any taxable year or period (whether a past, present or future year or period), and no additional payments shall be made thereunder with respect to any period after the Closing Date in respect of a redetermination of Tax liabilities or otherwise. Pfizer will provide Purchaser prior to the Closing Date with a list (to the best of Pfizer’s Knowledge) of all currently effective powers of attorney relating to Taxes of a Conveyed Company, all appointments of agents authorized to represent a Conveyed Company with respect to Taxes and all similar authorizations relating to Taxes of a Conveyed Company. Any power of attorney or authorization relating to Taxes that has been granted to an Affiliate of Pfizer that is not a Conveyed Company shall be terminated on or prior to the Closing Date.

     (d) Carryforwards and Carrybacks. (i) Purchaser shall cause the Conveyed Companies to elect, when permitted by Law, to carry forward any net operating loss, charitable contribution credit or other Tax attribute (including any net capital loss, foreign tax credit or research and development credit) arising after the Closing Date (“Post-Closing Attribute”) that could, in the absence of such an election, be carried back to a taxable period of the Conveyed Companies ending on or before the Closing Date in which the Conveyed Companies were included in a Consolidated Tax Return of Pfizer and its Affiliates.

     (ii) Purchaser, on its own behalf and on behalf of its Affiliates, hereby waives any right to use or apply any Post-Closing Attribute to any period of the Conveyed Companies ending on or before the Closing Date, except in the case of a Post-Closing Attribute that would be forfeited under Law unless it were first carried back to a taxable period ending on or before or including the Closing Date, in which case Purchaser may at its sole expense cause or permit a Conveyed Company to carry back such Post-Closing Attribute and Purchaser shall indemnify Pfizer and its Affiliates (other than the Conveyed Companies) for all reasonable costs and expenses incurred by Pfizer or any of such Affiliates in filing such claims or in connection with any audit of such claims. Purchaser shall give Pfizer at least 30 days notice before it files a claim for a Tax refund with respect to a Post-Closing Attribute that it is permitted to carry back to a taxable period ending on or before the Closing Date pursuant to this Section 7.4(d)(ii).

     (e) Refunds and Credits. Pfizer shall be entitled to retain, or receive immediate payment from Purchaser or any of its Subsidiaries or Affiliates (including the Conveyed Companies) of, any refund or Credit with respect to Taxes (including refunds and Credits arising by reason of amended Tax Returns filed after the Closing Date or otherwise) with respect to any taxable period ending on or before the Closing Date relating to the Conveyed Companies or any Asset Selling Corporation; provided, however, Purchaser and the Conveyed Companies shall be

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entitled to retain, or receive immediate payment from Pfizer of, any such refund or Credit to the extent that such refund or Credit arises as a result of the use or application of a Post-Closing Attribute described in Section 7.4(d)(ii). Notwithstanding the foregoing, to the extent (i) Pfizer or any of its Affiliates (other than the Conveyed Companies) would, but for the carryback by the Conveyed Companies of any such Post-Closing Attribute, be entitled to a refund or Credit in respect of any net operating loss, charitable contribution credit or other Tax attribute (including any net capital loss, foreign tax credit or research and development credit) of Pfizer or any of Pfizer’s Affiliates (other than the Conveyed Companies), or (ii) the carryback directly or indirectly results in an increase in Taxes of Pfizer or any of its Affiliates (including any Conveyed Company but only to the extent Pfizer is required to indemnify Purchaser in respect of such Tax pursuant to Section 7.4(g)(i)), Pfizer shall be entitled to retain such refund or Credit and receive immediate payment from Purchaser of any difference between such refund or Credit and such increase in Tax. Purchaser and the Conveyed Companies shall be entitled to retain, or receive immediate payment from Pfizer of, any refund or Credit with respect to Taxes with respect to any taxable period beginning after the Closing Date relating to any of the Conveyed Companies. Purchaser and Pfizer shall equitably apportion any refund or Credit with respect to Taxes with respect to a Straddle Period in a manner consistent with the principles set forth in Section 7.4(g)(iii). “Credit” shall mean any actual reduction in a Tax of a Conveyed Company that Purchaser or any of its Subsidiaries or Affiliates (including the Conveyed Companies) would have been required to pay forthwith.

     (f) Tax Cooperation. Each of Purchaser and Pfizer shall provide each other with such information and records and make such of its officers, directors, employees and agents available as may reasonably be requested by such other party in connection with the preparation of any Tax Return or any audit or other proceeding that relates to the Conveyed Companies or the Asset Selling Corporations. Purchaser shall provide Pfizer with such reasonable assistance (including access to its personnel and such information within its possession as may reasonably be necessary) to permit Pfizer to prepare and timely file, in a manner consistent with the Conveyed Companies’ past practice the tax work paper preparation package or packages necessary to enable Pfizer to prepare Tax Returns Pfizer is obligated to prepare or cause to be prepared.

     (g) Tax Indemnification.

     (i) Pfizer shall indemnify, defend and hold Purchaser and its Affiliates harmless from and against all liability for Taxes of the Conveyed Companies and Asset Selling Corporations (with respect to the Business) for any taxable period that ends on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date, including (A) all liability for any breach of Pfizer’s representations and warranties contained in Article V; (B) all liability (as a result of Treasury Regulation Section 1.1502-6(a) and any analogous provisions of state, local and foreign laws or otherwise) for Income Taxes of Pfizer or any other Person (other than the Conveyed Companies) which is or has ever been affiliated with the Conveyed Companies, or with whom the Conveyed Companies otherwise join or have ever joined (or are or have ever been required to join) in filing any consolidated, combined or unitary Tax Return; and (C) all liability for reasonable legal, accounting and appraisal fees and expenses with respect to any item described in clause (A) or (B) above; provided, however, that Pfizer’s indemnity

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obligation for Taxes pursuant to this Section 7.4(g)(i) shall be reduced by refunds of Taxes to which Pfizer is entitled pursuant to Section 7.4(e) (excluding carrybacks from post-Closing Date years to the extent permitted under Section 7.4(d)) with respect to such periods received after the Closing Date by Purchaser or any of its Affiliates and not previously remitted to Pfizer, whereupon Purchaser shall be entitled to retain such refund. Notwithstanding the foregoing, Pfizer shall not indemnify, defend or hold harmless Purchaser or any of its Affiliates from any liability for Taxes (a) attributable to (i) any election under any provision of the Code (including Section 338(g)) or any other action taken, (ii) any failure to comply with Law or (iii) any other failure to act which constitutes gross negligence or willful misconduct on the part of Purchaser or any of its Affiliates that (A) would otherwise give rise to a Pfizer Tax indemnity payment, (B) is made by Purchaser, any of its Affiliates (including the Conveyed Companies), or any transferee of Purchaser or any of its Affiliates after the Closing and (C) is not expressly required by applicable Law or this Agreement or otherwise expressly contemplated by this Agreement and has not been approved in writing by Pfizer (a "Purchaser Tax Act"); or (b) to the extent accrued or reserved against in the Working Capital Statement. Further, Pfizer’s obligation to indemnify, defend or hold harmless Purchaser or any of its Affiliates from any liability shall terminate at the close of business on the 180th day following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension) or, if later, upon the final determination as a result of an audit or similar proceeding, in respect of the Tax liability in question.

     (ii) Purchaser shall, and shall cause the Conveyed Companies to, indemnify, defend and hold Pfizer and its Affiliates harmless from and against, (A) except to the extent Pfizer is otherwise required to indemnify Purchaser for such Tax pursuant to Section 7.4(g)(i), all liability for Taxes of the Conveyed Companies; (B) all liability for Taxes attributable to a Purchaser Tax Act, including all liability for Taxes resulting from Purchaser making an election under Section 338(g) of the Code with respect to its purchase or deemed purchase of any of the Conveyed Companies, including any additional Taxes arising as a result of a reduction in the amount of foreign tax credits and other Tax credits that are available to Pfizer (computed as if Pfizer did not utilize any foreign tax credits or other Tax credits, net operating losses or other Tax attributes to reduce the additional Taxes); and (C) all liability for reasonable legal, accounting and appraisal fees and expenses with respect to any item described in clause (A) or (B) above; provided, however, that Purchaser's indemnity obligation for Taxes pursuant to this Section 7.4(g)(ii) shall be reduced by refunds of Taxes to which Purchaser is entitled pursuant to Section 7.4(e) that have been received by Pfizer and not previously remitted to Purchaser, whereupon Pfizer shall be entitled to retain such refund. Purchaser’s obligation to indemnify, defend or hold harmless Pfizer or any of its Affiliates from any liability shall terminate at the close of business on the 180th day following the expiration of the applicable statute of limitations (giving effect to any waiver, mitigation or extension) or, if later, upon the final determination as a result of an audit or similar proceeding, in respect of the Tax liability in question.

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     (iii) In the case of any Straddle Period:

     (A) The periodic Taxes that are not based on income or receipts (e.g., property Taxes) for the portion of any Straddle Period ending on the Closing Date (the “Pre-Closing Tax Period”) shall be computed based upon the ratio of the number of days in the Pre-Closing Tax Period and the number of days in the entire Tax Period; and

     (B) Taxes of the Conveyed Companies or Taxes with respect to the Business for the Pre-Closing Tax Period (other than Taxes described in Section 7.4(g)(iii)(A) above) shall be computed as if such taxable period ended as of the close of business on the Closing Date and, in the case of any Taxes of the Conveyed Companies or Taxes with respect to the Business attributable to the ownership by the Conveyed Companies of any equity interest in any partnership or other “flowthrough” entity, as if a taxable period of such partnership or other “flowthrough” entity ended as of the close of business on the Closing Date.

     (iv) Any indemnity payment required to be made pursuant to this Section 7.4(g) shall be made within 30 days after the indemnified party makes written demand upon the indemnifying party, but in no case later than three Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant taxing authority (including estimated Tax payments).

     (v) Any indemnity payment made pursuant to this Section 7.4(g) shall be treated as an adjustment to the price paid by Purchaser for the relevant Conveyed Company or Purchased Assets for Tax purposes to the extent permitted under applicable Law, unless a final determination with respect to the indemnified party or any of its Affiliates causes such payment to be treated other than as an adjustment to the purchase price for federal Income Tax purposes.

     (vi) The rights and obligations of the parties with respect to indemnification for any and all Tax matters shall be governed by Section 7.4 of this Agreement and shall not be subject to the provisions of Article VIII of this Agreement.

     (h) Timing Adjustment. In the event that a final determination (which shall include the execution of an IRS Form 870-AD or successor form) results in both (i) a timing difference (e.g., an acceleration of income or delay of deductions) that would increase Pfizer’s liability for Taxes pursuant to this Section 7.4 or results in a timing difference (e.g., an acceleration of deductions or delay of income) that would increase Purchaser’s liability for Taxes pursuant to this Section 7.4, and (ii) the realization by the other party of a correlative Tax benefit, Purchaser or Pfizer, as the case may be, shall promptly make payments to Pfizer or Purchaser as and when Purchaser or Pfizer, as the case may be, actually realizes any Tax benefits as a result of such timing difference (or under such other method for determining the present value of any such anticipated Tax benefits as agreed to by the parties). Such Tax benefit for federal, state and local Income Tax purposes shall be computed for any year using Purchaser’s or Pfizer’s, as the case may be, actual tax liability with and without giving effect to such timing difference.

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     (i) Tax Contests.

     (A) If a claim shall be made by any taxing authority (a “Tax Claim”) which, if successful, might result in an indemnity payment to Purchaser or any of its Affiliates pursuant to Section 7.4(g), Purchaser shall promptly notify Pfizer of such claim no later than 30 days after such Tax Claim is made; provided, however, the failure by Purchaser to provide such notification shall not relieve Pfizer of its indemnification obligations hereunder except to the extent that Pfizer is prejudiced thereby.

     (B) With respect to any Tax Claim relating to a taxable period ending on or before the Closing Date or relating to or affecting a Consolidated Tax Return, Pfizer shall control all proceedings and may make all decisions taken in connection with such Tax Claim (including selection of counsel) and, without limiting the foregoing, may in its sole discretion pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any taxing authority with respect thereto, and may, in its sole discretion, either pay the Tax claimed and sue for a refund where applicable Law permits such refund suits or contest the Tax Claim in any permissible manner. Purchaser shall be entitled to be informed of such Tax Claim within a reasonable time after such Tax Claim is asserted and the developments with respect to such Tax Claim at any administrative meeting, conference, hearing or other proceeding.

     (C) Except as otherwise provided in Section 7.4(i)(B), Pfizer and Purchaser shall jointly control and participate in all proceedings taken in connection with any Tax Claim relating to Taxes of the Conveyed Companies for any Straddle Period. Neither Pfizer nor Purchaser shall settle any such Tax Claim without the prior written consent of the other, which shall not be unreasonably withheld.

     (D) Except as otherwise provided in Section 7.4(i)(B), Purchaser shall control all proceedings with respect to Taxes for any taxable period beginning after the Closing Date.

     (E) Purchaser, the Conveyed Companies and each of their respective Affiliates, on the one hand, and Pfizer and its respective Affiliates, on the other, shall cooperate in contesting any Tax Claim, which cooperation shall include the retention and (upon request) the provision to the requesting party of records and information which are reasonably relevant to such Tax Claim, making employees available on a mutually convenient basis to provide additional information or explanation of any material provided hereunder or to testify at proceedings relating to such Tax Claim. Purchaser shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section.

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     (j) Withholding Obligation. In the event that applicable Law requires that any amount be withheld in respect of the payment by Purchaser of all or any portion of the Aggregate Purchase Price hereunder, Purchaser shall withhold the required amounts and pay the withheld amounts over to the applicable taxing authority in accordance with the requirements of applicable Law, and any amounts so withheld and paid over shall be treated as having been paid in accordance with Section 2.7(c) hereof and Purchaser shall not be required to pay any additional amount as a result of or in respect of such withholding. If Purchaser computes an amount of Tax owed to a taxing authority for which it desires to withhold, Purchaser shall provide to Pfizer a schedule detailing the amount of Tax due in each jurisdiction, and Pfizer and Purchaser shall mutually agree on the amount properly owed before Purchaser may withhold any such Taxes. If Purchaser and Pfizer are unable to agree on the amount properly owed within 10 Business Days prior to Closing, they shall request an independent leading law firm in the relevant jurisdiction to render an opinion on the amount required to be withheld. Such opinion shall be rendered within three days prior to the Closing, and shall be conclusive and determinative. Pfizer and Purchaser shall each pay one-half of all the costs incurred in connection with the engagement of such law firm. Purchaser agrees that it shall cooperate with Pfizer in taking such reasonable steps as may be necessary to obtain a refund, for the benefit of Pfizer, of any amounts so withheld.

     (k) Terminating Fiscal Years. Following the date of this Agreement, upon the reasonable request of Purchaser, Pfizer shall, at Purchaser's sole cost and expense, reasonably cooperate with Purchaser to effect either a change of the fiscal year or a termination of the current Tax year as of the Close Date of any Conveyed Company having a taxable year that includes but does not terminate on the Closing Date; provided, that such change of the fiscal year or termination of the Tax year has no adverse consequence to Pfizer or any of its Affiliates, as reasonably determined by Pfizer (which for this purpose shall not include purely ministerial or other insignificant consequences).

     Section 7.5 Employees and Employee Benefits. (a)  Employees (US) – Offer of Employment; Continued Employment; Severance. Purchaser agrees to offer employment as of 12:01 a.m. on the day immediately following the Closing Date to each Employee (US) (or to cause the Conveyed Companies to offer to continue the employment of each of their Employees (US)), other than those Employees described in Section 7.5(j), in the same or a comparable position and at a rate of pay at least equal to such Employee’s rate of pay in effect on the Closing Date and with benefits which shall be substantially comparable in the aggregate, excluding from consideration equity plans, the Enhanced Severance Plan and the provision of Pfizer pharmaceutical products (whether free or subsidized) to the employee benefits as are set forth in Schedule 7.5(a) and, in the event of Purchaser’s termination of employment of an Employee (US), identical to such other benefits as are set forth in the Employee Severance Program in Schedule 7.5(a)(i). For purposes of this Section 7.5, references to “pay” shall include base pay plus any commission, bonus, incentive pay, overtime, premium pay, and shift differentials, which in the aggregate is at least equal to that which was provided to such Employee immediately prior to the Closing Date but shall exclude retention and retention/performance allowances. Such employment shall be at a location that is no more than 40 miles from the employee’s principal place of employment as of the Closing Date. Schedule 7.5(a)(ii) (which shall be updated by Pfizer on the Closing Date) shall set forth the name of each Employee (US), and his or her current rate of pay, position and date of hire. Purchaser shall have no obligation whatsoever with regard to (i) former employees of the Business who are retired, or who are not or shall have ceased to be Employees (US) as of the Closing Date, or (ii) employees who do not

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accept the offer of employment or continuation of employment given by Purchaser in accordance with this Section 7.5(a) and do not work for Purchaser or its Affiliates for at least one day, unless such employee is a Terminated Employee in which case such obligation shall be as set forth in clause (ii) of Section 7.5(m). Purchaser shall be solely responsible for all salaries or wages (including commissions, bonuses, incentive pay, overtime, premium pay, shift differentials and severance pay) accruing after the Closing Date with respect to the Affected Employees. The following conditions of employment shall remain unchanged with respect to each Affected Employee, unless otherwise agreed to by the Affected Employee, until the date immediately following the 2nd anniversary of the Closing Date: (i) the location requirement described in this Section 7.5(a) and (ii) the pay and benefits comparability requirements described in this Section 7.5(a), employee separation plan obligations and other benefits described in Schedule 7.5(a)(i). Notwithstanding the foregoing sentence, Purchaser or its Affiliates may terminate an Employee (US) during such 2-year period due to “Performance-Related Terminations” or “Curtailment or Cessation of Operations/Reorganization/Position Elimination” (as those terms are described in Exhibit E, the Pfizer Employee Separation Plan) as long as Purchaser or its Affiliates (i) first offers such employee the opportunity to sign a release agreement in substantially the form attached hereto as Exhibit F (individual termination) or Exhibit G (group termination), as appropriate, (ii) pays or otherwise provides severance benefits to such employee in accordance with Pfizer’s Employee Separation Plan and (iii) provides benefits continuation and other benefits as set forth in Schedule 7.5(a)(i), provided, however, that Purchaser or its Affiliates may terminate an Employee (US) without paying or otherwise providing severance benefits to such employee in accordance with such policy and practice if such employee is terminated, in the reasonable discretion of Purchaser or its Affiliates, “for cause” (as such term is defined in the Pfizer Employee Separation Plan). Notwithstanding anything to the contrary herein, on the date immediately following the 2nd anniversary of the Closing Date, Purchaser shall provide pay and benefits and severance plans, programs and policies which are no less favorable than those provided to other similarly situated employees of Purchaser, as the case may be, except where Purchaser determines otherwise in connection with a significant corporate transaction, provided, that such determination is made with respect to all employees of Purchaser at the time.

     (b) Qualified Plans. (i)  Pfizer sponsors the following Plans covering Employees (US) which are intended to be qualified under Section 401(a) of the Code (collectively, the “Pfizer Qualified Plans”): the Pfizer Savings Plan (the “Savings Plan”) and the Warner-Lambert Retirement Plan (the “Retirement Plan”). Effective as of the Closing Date, the Seller Corporations shall cause each Affected Employee who is a participant in one or both Pfizer Qualified Plans to become one hundred percent (100%) vested in his or her accrued benefit under each such Plan.

     (ii) Except as otherwise provided in the Transitional Services Agreement or as otherwise mutually agreed by Pfizer and Purchaser, effective as of 12:01 a.m. on the day immediately following the Closing Date, each participant in a Pfizer Qualified Plan who is an Affected Employee shall cease to be an active participant under each such Plan, and shall become a participant in the Purchaser Qualified Plans as provided in Schedule 7.5(b)(ii). Purchaser shall ensure that the Purchaser Qualified Plans will recognize the accrued service of Affected Employees with Pfizer and its Affiliates up to and including the Closing Date for all purposes, to the extent credited under the terms of

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the corresponding Pfizer Qualified Plan as in effect on the Closing Date. As soon as practicable after the Closing Date, Pfizer shall deliver such accrued service data to Purchaser. Purchaser shall assume all liabilities with respect to Employees (US) under Purchaser Qualified Plans for benefits accrued after the Closing Date.

     (iii) Except as otherwise provided in the Transitional Services Agreement or as otherwise mutually agreed by Pfizer and Purchaser, if Purchaser maintains or establishes a Purchaser Qualified Plan that corresponds with the Savings Plan, Pfizer shall cause, as soon as practicable after the Closing Date, the Savings Plan to transfer the account balance of each Affected Employee to such corresponding Purchaser Qualified Plan as of the valuation date next preceding the date of transfer.

     (c) Plan to Plan Transfer. With regard to the Retirement Plan, if Purchaser maintains or establishes a Purchaser Qualified Plan that corresponds with the Retirement Plan, Pfizer agrees to undertake a Plan to Plan Transfer as soon as practicable after the Closing Date of assets equal to the aggregate ABO of the Affected Employees under such Retirement Plan, subject to the requirements of Section 414(l) of the Code. With Regard to any Funded Foreign Plan, Pfizer agrees to undertake a Plan to Plan Transfer as soon as practicable after the Closing Date of assets equal to the aggregate ABO of the Affected Employees under such Funded Foreign Plan, or such amount as shall be required by applicable Law or regulation of the applicable jurisdiction.

     (d) Additional Pension Payments. Pfizer shall pay to Purchaser an amount in cash equal to the sum of (i) each Affected Employee’s account balance under the Pfizer Supplemental Savings Plan and (ii) the actuarial value of the Affected Employees’ benefit equal to ABO under the Warner Lambert Supplemental Retirement Plan. With regard to unfunded Foreign Plans that provide retirement benefits relating to the Affected Employees, Pfizer shall pay to Purchaser an amount in cash equal to the ABO with respect to such unfunded Foreign Plans. In addition, with regard to the Retirement Plan, the Warner Lambert Supplemental Retirement Plan, each Funded Foreign Plan and each unfunded Foreign Plan that is (i) a “final average pay plan” or (ii) a “career average pay plan” to which Purchaser shall have agreed to update the calculation of “career average compensation” in the same manner as the manner in which recent updates by Pfizer have been made with respect to such plans, Pfizer shall pay to Purchaser an amount in cash equal to the excess, if any, of the Modified ABO over the amount actually transferred to such plan pursuant to Section 7.5(c) or the ABO payment actually made pursuant to Section 7.5(d), excluding interest.

     (e) Approval; Interest and Timing. (i) For purposes of this Section 7.5, the calculation of the ABO and the Modified ABO shall be subject to the review and approval of Purchaser’s actuary, but such approval shall relate only to the calculation of the ABO and the Modified ABO on the basis set forth in this Agreement and not as to the assumptions themselves; provided, however, that, in the event, that an assumed salary increase assumption (used in the calculation of the Modified ABO) is not specified as of December 31, 2002, such assumption shall be mutually agreed upon by Pfizer’s and Purchaser’s actuaries.

     (ii) Amounts calculated pursuant to Sections 7.5(c) and (d) shall be increased by interest from the Closing Date to the Transfer Date based on Financial Accounting Standard No. 87 discount rate applied by Pfizer on December 31, 2002 and reduced by the aggregate actual benefit amount paid, if any, to any Affected Employees during the period between the Closing Date and the Transfer Date.

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     (iii) Notwithstanding anything to the contrary in Section 7.5, all transfers of assets and cash payments made pursuant Sections 7.5(c) and (d) shall be made by Pfizer as soon as practicable following the Closing Date.

     (f) Cooperation; Compliance; Cost and Obligation. Purchaser, on the one hand, and Pfizer, on the other hand, each agree to use commercially reasonable efforts and to cooperate with the other to effect as promptly as possible the transfers of assets contemplated under this Section 7.5, subject to Pfizer’s receipt of satisfactory evidence that the Purchaser Qualified Plans are in compliance with all relevant Laws; such evidence shall include a current determination letter from the IRS and representations satisfactory to Pfizer from the administrators of the Purchaser Qualified Plans and subject to Purchaser’s receipt of satisfactory evidence that the Savings Plan and the Retirement Plan are in compliance with all relevant Laws; such evidence shall include a current determination letter from the IRS and representations satisfactory to Purchaser from the administrators of the Savings Plan and Retirement Plan. If a current determination letter has not been obtained, Purchaser and its counsel shall provide a representation that the Purchaser Qualified Plans are qualified under Section 401(a) of the Code and that a timely application for a determination letter is pending and that Purchaser will take all necessary steps to secure a determination letter. Pfizer and Purchaser shall each bear their own individual costs regarding the transfer of assets as contemplated under this Section 7.5. Pfizer will give Purchaser reasonable access to records of Pfizer necessary to administer the retirement benefits of Affected Employees transferred to the Purchaser Qualified Plans. Pfizer shall retain all obligations under the Warner Lambert Excess Savings Plan. After the transfer of assets contemplated by this Section 7.5, Purchaser shall assume all obligations regarding liabilities associated with such assets.

     (g) Accrued Entitlements. Purchaser shall be responsible for all accrued entitlements, including vacation days, for Affected Employees and Terminated Employees as of the Closing Date consistent with Pfizer’s policies in respect thereof to the extent such accrued entitlements are reflected as Payables in the Working Capital Statement.

     (h) Medical and Welfare Plan Obligations. Except as otherwise provided in the Transitional Services Agreement or as otherwise mutually agreed by Pfizer and Purchaser, commencing as of 12:01 a.m. on the day immediately following the Closing Date, Purchaser shall include the Affected Employees in its welfare plans and agrees to waive any waiting periods or limitations for preexisting conditions under its medical, dental, life insurance, short-term and long-term disability plans, and any other similar such plans, and shall ensure that such employees are given credit for any amounts paid toward deductibles, out-of-pocket limits or other fees on or prior to the Closing Date. Welfare benefit claims incurred by an Affected Employee as of 12:01 a.m. on the day immediately following the Closing Date shall be the responsibility of Purchaser. Welfare benefit claims incurred by Affected Employees prior to and including the Closing Date shall be the responsibility of Pfizer or the Seller Corporation which covered such employees prior to and including the Closing Date.

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     (i) Employees (non-US) – Offer of Employment; Continued Employment; Severance. Purchaser agrees to offer employment as of 12:01 a.m. on the day immediately following the Closing Date to each Employee (non-US) (or to cause the Conveyed Companies to offer to continue the employment of each of their Employees (non-US)) in the same or a comparable position and at a rate of pay at least equal to such employee’s rate of pay in effect on the Closing Date and with benefits which shall be substantially comparable in the aggregate, excluding from consideration equity plans, the Enhanced Severance Plan and the provision of Pfizer pharmaceutical products (whether free or subsidized) to such employee’s benefits which are in effect on the Closing Date. Schedule 7.5(i) (which shall be updated by Pfizer on the Closing Date) shall set forth the name of each Employee (non-US). Purchaser agrees to deal with employee matters, including offers of employment, compensation, benefits (including Foreign Plans), and severance payment and benefit continuation matters, including credit by Purchaser for all service with Pfizer and its Affiliates, for Employees (non-US) in the same manner as the manner in which Employees (US) matters have been dealt with in this Article VII (other than the Employee Severance Program), subject to such modifications as are necessary to comply with applicable Laws of the foreign countries and their political subdivisions; applicable labor agreements; local policies, programs and practices; and established local business customs in similar transactions; provided, however, that Purchaser shall only be responsible for severance payments and benefit continuation matters following termination of employment pursuant to the Foreign Plans as set forth in Schedule 7.5(a).

     (j) Employees (US) and Employees (non-US) Absent on Disability or Leaves of Absence – Offer of Employment; Continued Employment; Severance. When an Employee (US) or Employee (non-US) who is, on the Closing Date, absent due to illness or on short-term disability (including maternity disability) or workers’ compensation seeks to return to active employment, Purchaser shall offer immediate employment to such employee in the same or a comparable position to that which the employee occupied before such absence but only to the extent required by existing Law or in accordance with the practices and policies of the Business in effect at that time. In addition, immediate employment in the same or comparable positions will be offered by Purchaser to those Employees (US) and Employees (non-US) returning from authorized leaves of absence such as parental, family and medical, and military leaves or other leaves who were absent on the Closing Date where return to work is subject to statutory requirements but only to the extent required by existing Law or in accordance with the practices and policies of the Business in effect at that time. Such employees, returning from disability or leaves of absence, will be subject to the same pay, benefits, severance and all other policies, plans, programs and arrangements as stipulated in this Article VII for similarly situated Employees (US) and Employees (non-US).

     (k) Stock Options. All obligations and liabilities with respect to the Stock Option Plans and related agreements shall remain with Pfizer.

     (l) Certain Retention Payments. Notwithstanding any of the foregoing to the contrary, Pfizer will retain or assume the responsibility for all Liabilities and obligations pursuant to the Retention/Performance Allowance Agreements and the Retention Allowance Agreements for Employees and such covered employees and the applicable retention amounts are set forth in Schedule 7.5(l) and shall reimburse Purchaser for any such retention amount that participants elect to repay to Pfizer in order to receive Enhanced Severance Plan benefits from Purchaser.

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     (m) Certain Severance Payments. (i) Notwithstanding any of the foregoing to the contrary, Pfizer will retain or assume the responsibility for all Liabilities pursuant to the Enhanced Severance Plan incurred on or prior to the Closing Date, including any payments and benefits due or payable as a result of the transactions contemplated by this Agreement or as a result of the occurrence of the Closing. In the event Enhanced Severance Plan benefits are determined to be due upon or as a result of the Closing, Pfizer shall pay any such amounts as soon as practicable following such determination. With respect to the individuals listed on Schedule 7.5(m), Purchaser shall assume responsibility for all Liabilities and obligations pursuant to the Enhanced Severance Plan incurred solely as a result of Purchaser's actions in terminating (either actually or constructively as defined in the Enhanced Severance Plan) the employment of any participant in such plan after the Closing Date and within the protection period applicable to such individual under such plan. In the event it is determined by the IRS that a 280G excise tax is due as a result of Purchaser’s payment of Enhanced Severance Plan benefits to any of the individuals listed on Schedule 7.5(m), Pfizer shall reimburse Purchaser for any such tax-related “gross-up” payments made by Purchaser to such participants in accordance with the provisions of the Enhanced Severance Plan. Such reimbursement shall be made by Pfizer solely in the event Purchaser makes such “gross-up” payment subsequent to the IRS’s determination that a 280G excise tax is due as a result of such Enhanced Severance Plan benefits by Purchaser.

     (ii) Terminated Employees shall only be entitled to receive benefits under the Employee Severance Program, based upon such Terminated Employees’ prior service with Pfizer and its Affiliates, and any other benefits or payments required by Law.

     (n) Notice and Consultation. Pfizer shall be responsible for complying with its consultation, notice, consent and opinion requirements required under applicable Laws relating to this Agreement and the consummation of the transaction contemplated herein, and shall be responsible for all Liabilities relating to the failure of such compliance and hereby indemnifies Purchaser against any costs and claims, including reasonable attorneys’ fees, suffered by Purchaser which result from Pfizer’s noncompliance with it obligations as described above. Purchaser shall be responsible for complying with its consultation, notice, consent and opinion requirements required under applicable Laws relating to this Agreement and the consummation of the transaction contemplated herein, and shall be responsible for all Liabilities relating to the failure of such compliance and hereby indemnifies Pfizer against any costs and claims, including reasonable attorneys’ fees, suffered by Pfizer which result from Purchaser’s noncompliance with it obligations as described above.

     (o) Retiree Welfare Benefits. Pfizer shall retain any obligations they have to provide retiree welfare benefits in accordance with the terms of the applicable post-retirement welfare benefit plans to all Employees and their eligible dependents who (i) are currently receiving such benefits and (ii) as of the Closing Date, have met the eligibility requirements, other than retirement, required to receive such benefits.

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     (p) Incentive Plans. Pfizer shall be responsible for any amounts that have been earned, credited or otherwise accrued on or prior to the Closing Date pursuant to any bonus, incentive, Benefit Plan or other similar plan or arrangement, except to the extent that Pfizer (or any other Seller Corporation) is transferring assets or an accrual for such amount has been reflected in the Working Capital Statement.

     (q) No Transfers. From the date hereof until the Closing Date, Pfizer shall not and shall cause its Affiliates not to, directly or indirectly, solicit, induce or attempt to induce any Employee who primarily performs services on behalf of the Business to transfer to another division or Subsidiary of Pfizer, except with respect to Shared Services Employees who are devoting less than seventy five percent (75%) of their work time to the Business.

     (r) Service Credit. Affected Employees shall be provided credit by Purchaser for all service with Pfizer and its Affiliates under (i) all employee benefit plans, programs, policies and fringe benefits of Purchaser as described in Schedule 7.5(r) for purposes of eligibility, vesting and, solely in the event of a transfer of assets from the Seller Corporations, or any Benefit Plan that the Seller Corporations sponsor, to Purchaser, or any Benefit Plan that Purchaser sponsors, in connection with any Benefit Plan, or an accrual for such benefits is reflected in the Working Capital Statement of the Business, benefit accrual, and (ii) severance plans, programs and policies for purposes of calculating the amount of each such employee's severance benefits to the extent permitted by Law and not prohibited by the applicable plan, program, or arrangement; provided, however, that such crediting of service shall not operate to increase or duplicate any benefit in effect as of the Closing Date or the funding of any such benefit.

     (s) No Third Party Beneficiaries. Nothing contained herein, expressed or implied, is intended to confer upon any Employee of Seller Corporations or the Conveyed Companies any benefits under any benefit plans, programs, policies or other arrangements, including severance benefits or right to employment or continued employment with Purchaser or any Affiliate of Purchaser for any period by reason of this Agreement. In addition, the provisions of this Agreement, in particular this Article VII, are for the sole benefit of the parties to this Agreement and are not for the benefit of any third party.

     Section 7.6 Certain Dividends, Etc. Notwithstanding any provision herein to the contrary (including Section 7.2), each Conveyed Company will be permitted to distribute to Pfizer or any one or more of its designated Affiliates, effective as of the Closing Date, up to the amount of its retained earnings accrued through the Closing Date, but not in excess of cash on hand and in no event to be effected through any additional borrowings from Pfizer, any of its Affiliates or any third person. In addition, Pfizer and its Affiliates shall be permitted to continue to conduct their activities regarding cash management matters relating to the Business (including the collection and transfer of accounts receivable and disbursement of funds by Pfizer) in accordance with the practice in effect as of the date of this Agreement, except as may be affected by actions taken pursuant to Section 2.4(b) and as may be necessary to settle intercompany payables and receivables and to effect intercompany funding. After the Closing Date, Purchaser shall take all actions (or shall cause its Affiliates to take all actions) reasonably requested by Pfizer to effect the provisions of this Section 7.6. Any action taken pursuant to this Section 7.6 after the Closing Date shall be deemed for the purposes of Section 2.8 to have occurred on the Closing Date and shall be reflected in the calculation of the Working Capital of the Business pursuant to such Section 2.8.

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     Section 7.7 Resignations. At the Closing and except as otherwise requested by Purchaser in writing, Pfizer will deliver to Purchaser the resignations (effective on or prior to Closing) of all directors of each of the Conveyed Companies from their positions as directors.

     Section 7.8 Bulk Transfer Laws. Purchaser acknowledges that the Seller Corporations have not taken, and do not intend to take, any action required to comply with any applicable bulk sale or bulk transfer laws or similar laws.

     Section 7.9 Noncompetition. (a)  Subject to the provisions of this Section 7.9, Pfizer agrees that for a period of 5 years from the Closing Date (the “Restricted Period”), neither Pfizer nor any of its Affiliates shall: (1) engage, directly or indirectly, anywhere in the world in any business that researches, develops, manufactures, markets, distributes or sells non-chocolate confectionery products (including chewing gum) or any other products that compete with the Business as conducted at the date hereof or the Closing Date (“Competitive Activity”) or (2) directly or indirectly, own an interest in, manage or control any Person that engages in any Competitive Activity; provided, however, that it shall not be deemed to be a violation of this subsection for Pfizer or any of its Affiliates: (t) to engage in any Competitive Activity described in Schedule 7.9; (u) to engage in any Competitive Activity in respect of any product which (i) is a Drug or is a delivery method (including chewing gum) for any Drug or (ii) performs or acts primarily as (A) a Dietary Supplement or as a delivery method (including chewing gum) for any Dietary Supplement, (B) a Cosmetic product (other than one consisting of chewing gum), or (C) a Device (except that the provisions of this clause (u) shall not permit Pfizer or any of its Affiliates to research, develop, manufacture, market, distribute or sell any hard-boiled candy product (other than as permitted by clause (t) or as a delivery method for a Drug (apart from menthol)) that contains menthol, vitamins or echinacea or any chewing gum product that contains menthol or tooth remineralizing agents); (v) to invest in or own any debt securities or other debt obligations which in each case are non-voting and are not convertible into voting securities, unless convertible into such voting securities referred to in clause (w) or (x) below in which case such debt securities or debt obligations may be convertible into such voting securities only; (w) to invest in any third Person (including any corporation or mutual or other fund) which invests in, manages or operates a Competitive Activity, so long as Pfizer’s or any of its Affiliate’s investment is less than 15% of the outstanding ownership interest in such third Person and Pfizer and its Affiliates do not control such third Person or conduct any Competitive Activity through or with such Person; (x) to invest in securities having less than 10% of the outstanding voting power of any Person, the securities of which are publicly traded or listed on any securities exchange or automated quotation system, so long as Pfizer and its Affiliates do not control such Person; (y) after the second anniversary of the Closing Date, to invest in, own an interest in, or acquire all or a majority of the stock or assets of any Person which is not engaged primarily in a Competitive Activity; (z) to invest in any Person specified on Schedule 7.9 after the Closing Date to the extent that Pfizer or a Subsidiary had, directly or indirectly, acquired, or had a right to acquire, such interest prior to the date of this Agreement; or (zz) to own any equity interests through any employee benefit plan or pension plan. For purposes of this Section 7.9, “engaged primarily in a Competitive Activity” shall mean that greater than 20% of the aggregate net revenue derived during the last complete fiscal year of such Person (calculated on a consolidated basis) is derived from the Competitive Activity. Each investment or acquisition made by Pfizer or its Subsidiaries which is subject to the provisions of this Section 7.9 must be permissible hereunder at the time of such investment; provided, however, that any such investment which was permissible when made cannot thereafter be the basis of a claim of violation of this Section 7.9. The Restricted Period shall be extended by the length of any period during which Pfizer or any of its Affiliates shall be in breach of the terms of Section 7.9(a).

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     (b) For a period of 2 years after the Closing Date, Pfizer shall not, and it shall cause its Subsidiaries not to, directly or indirectly, induce or attempt to induce any officers, Employees, representatives or agents of Purchaser or any of its Affiliates engaged primarily in the Business to leave the employ of Purchaser or any such Affiliate for employment with Pfizer or its Subsidiaries, or violate the terms of their contracts, or any employment arrangements, with Purchaser or any such Affiliate, except that nothing in this sentence shall restrict or preclude the rights of Pfizer and its Subsidiaries to make generalized searches for employees by the use of advertisements in the media (including trade media) or by engaging search firms to engage in searches that are not targeted or focused on the Employees employed by the Business.

     (c) Notwithstanding anything to the contrary contained in subsection (a) of this Section 7.9, Pfizer and its Affiliates shall not be deemed to have violated the restrictions contained in Section 7.9(a) in the event that Pfizer or an Affiliate acquires (by purchase of stock or assets, merger or otherwise) or invests in any Person engaged in a Competitive Activity; provided, however, that Pfizer or such Affiliate thereafter divests such Competitive Activity within 18 months from the date of purchase of such Person. If Pfizer or any of its Affiliates shall be engaged in a Competitive Activity as permitted by this Section 7.9(c) for a period longer than six consecutive months, the Restricted Period shall be extended by the amount of time in excess of six consecutive months that Pfizer or any of its Affiliates engages in such Competitive Activity.

     (d) Prior to Closing, except as otherwise agreed in writing, neither Purchaser nor any of its Affiliates will offer or provide employment on a full-time or part-time or consulting basis to any individual employed by Pfizer or any of its Affiliates that Purchaser shall have had contact with or been made aware of as a result of the transactions contemplated hereby.

     (e) Pfizer and Purchaser acknowledge that this Section 7.9 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement. Each of Pfizer and Purchaser has independently consulted with its counsel and after such consultation agrees that the covenants set forth in this Section 7.9 are reasonable and proper. It is the desire and intent of the parties that the provisions of this Section 7.9 shall be enforced to the fullest extent permissible under applicable Law. If all or part of this Section 7.9 is held invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. If any part of this Section 7.9 is held to be excessively broad as to duration, scope, activity or subject, such part will be construed by limiting and reducing it so as to be enforceable to the maximum extent compatible with applicable Law.

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     Section 7.10 Transitional Services. At the Closing, Purchaser and Pfizer shall enter into, execute and deliver a transitional services agreement substantially to the effect set forth in Exhibit C (the “Transitional Services Agreement”).

     Section 7.11 Transitional Intellectual Property License Agreement. (a) At the Closing, Purchaser and Pfizer shall enter into, execute and deliver a transitional intellectual property license agreement substantially in the form set forth in Exhibit D (the “Transitional Intellectual Property License Agreement”).

     (b) At the Closing, Pfizer and Purchaser shall enter into, execute and deliver a license agreement substantially in the form set forth as Exhibit I (the “Pfizer Retained Intellectual Property License Agreement” ), granting to Purchaser and its Affiliates a worldwide, non-exclusive, perpetual, irrevocable, royalty-free license to use all other Company Intellectual Property and Intellectual Property Licenses which are not transferred to Purchaser under Section 2.2 of this Agreement, other than Intellectual Property used to provide services to Purchaser under the Transitional Services Agreement (the “Pfizer Retained Intellectual Property”), provided, however, that such license shall (i) be subject to the provisions of Section 2.3, if applicable, and (ii) only grant rights equivalent to those that Pfizer and its Affiliates currently hold in such Pfizer Retained Intellectual Property, and provided, further, that such license shall be exclusive to Purchaser and its Affiliates as to research, development, manufacturing, marketing, distribution and selling of non-chocolate confectionery products (including chewing gum) for the initial five (5) year period following the Closing with respect to Pfizer Retained Intellectual Property (other than Software) that is material to the operation of any significant portion of the Business as conducted as of the date hereof or the Closing Date.

     Section 7.12 Compliance with WARN, Etc. Seller Corporations shall be responsible for their obligation with respect to the Employees under WARN or other similar Laws of any jurisdiction arising or accruing on or prior to the Closing Date. Purchaser shall be responsible for its obligation to timely give any notices and take any other actions as may be required with respect to WARN or other similar Laws of any jurisdiction accruing after the Closing Date.

     Section 7.13 Foreign Implementing Agreements. As promptly as practicable after the date hereof, Pfizer and Purchaser shall cause the Foreign Implementing Agreements to be prepared and executed by their applicable Affiliates.

     Section 7.14 Litigation Support. Purchaser and its Affiliates on the one hand and Pfizer and its Affiliates on the other hand will cooperate with each other in the defense or settlement of any Liabilities (including Product Claims) or lawsuits involving the Business for which they have responsibility under this Agreement by providing the other party and such other party’s legal counsel and other designated Persons access to employees, records, documents, data, equipment, facilities, products, parts, prototypes and other information regarding the Business and its products as such other party may request, to the extent maintained or under the possession or control of the requested party. The requesting party shall reimburse the other party for its reasonable out-of-pocket expenses paid to third parties in performing its obligations under this Section 7.14. Subject to not waiving any attorney client privilege or violating any confidentiality agreements or consent orders, Pfizer shall keep Purchaser informed of the status

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of the pendency of the relevant Liabilities and lawsuits involving the Business for which it has responsibility under this Agreement, will advise Purchaser of material issues involved in the litigation and will use commercially reasonable efforts to seek a confidentiality agreement with respect to any settlements of such lawsuits, provided, that, Pfizer and its Affiliates shall not, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld), enter into any settlement, consent or other resolution of or agreement relating to any such Liability or lawsuit that (i) may affect Purchaser’s ownership interest in, its ability to use, or the value, validity or enforceability of, any material Company Intellectual Property or (ii) involves (A) title to material Real Property or any real property subject to a Conveyed Real Estate Lease or (B) a material environmental matter relating to any Facility. For so long as any Liabilities or lawsuits involving the Business for which Pfizer has responsibility under this Agreement remain outstanding, Purchaser will advise Pfizer of material issues involved in the lawsuits involving the Business for which it has responsibility and will use commercially reasonable efforts to seek a confidentiality agreement with respect to any settlements of such lawsuits.

     Section 7.15 Insurance. As of the Closing Date, the coverage under all insurance policies related to the Business (other than such policies as are included in the Purchased Assets, if any, or are held by the Conveyed Companies outside the Pfizer Corporate Insurance Program) shall continue in force only for the benefit of the Seller Corporations and their Affiliates and not for the benefit of Purchaser. Purchaser agrees to arrange for its own insurance policies with respect to the Business covering all periods; provided, however, that to the extent any insurance policy covers claims that arose prior to the Closing but are asserted against Purchaser after the Closing, any payments on such claims by such policy shall be paid over to Purchaser to the extent such claims were not previously indemnified by Pfizer (and Pfizer shall use all reasonable efforts to facilitate the making and payment on such claim).

     Section 7.16 Trade Notification. Pfizer and Purchaser shall agree on the method and content of the notifications to customers of the sale of the Purchased Assets to Purchaser. Pfizer and Purchaser agree that said notifications are to provide sufficient advance notice of the sale and the plans associated therewith, with the objective of minimizing any disruption of the Business.

     Section 7.17 Further Assurances. (a) In the event that record or beneficial ownership or possession of any Excluded Asset or Retained Liability has been transferred to Purchaser on or after the Closing Date, thereafter, Purchaser shall use reasonable efforts to transfer, or cause to be transferred, to the Seller Corporations such Excluded Asset or Retained Liability. Pending such transfer to the Seller Corporations, Purchaser shall hold such Excluded Asset or Retained Liability and provide to the Seller Corporations all of the benefits (including any amounts paid to Purchaser in respect thereof) and liabilities associated with the ownership and operation of such Excluded Asset or Retained Liability and, accordingly, Purchaser shall cause such Excluded Asset or Retained Liability to be operated or retained as may reasonably be instructed by the Seller Corporations.

     (b) Except as contemplated by Section 2.3 with respect to Purchased Assets which cannot be assigned to Purchaser by the Asset Selling Corporations, in the event that record or beneficial ownership or possession of any Purchased Asset or any Assumed Liability has not

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been transferred to Purchaser on or prior to the Closing Date, thereafter, the applicable Asset Selling Corporation shall use reasonable efforts to transfer, or cause to be transferred, from such Asset Selling Corporation to Purchaser, such Purchased Asset or Assumed Liability. Pending such transfer to Purchaser, such Asset Selling Corporation shall hold such Purchased Asset or Assumed Liability and provide to Purchaser all of the benefits (including any amounts paid to such Asset Selling Corporation in respect thereof) and liabilities associated with the ownership and operation of such Purchased Asset or Assumed Liability and, accordingly, such Asset Selling Corporation shall cause such Purchased Asset or Assumed Liability to be operated or retained as may reasonably be instructed by Purchaser.

     (c) The parties acknowledge that, until Purchaser assumes ownership and operation of the Business after the Closing, Purchaser may not fully understand the extent and nature of the services and access to facilities rendered to the Business by Pfizer and its Affiliates and from the Business to Pfizer and its Affiliates. Accordingly, from the date hereof, Pfizer agrees to reasonably cooperate with Purchaser by providing information and documentation, and arranging site visits and access to management, employees, auditors and other agents to enable Purchaser to fully understand the nature and extent of the services and access to facilities received and provided. The parties further agree to devote appropriate personnel, and cooperate and endeavor in good faith to modify and supplement the exhibits and schedules to the Transitional Services Agreement and Site Separation Agreements to accurately identify the services and facilities received and provided, and to specify the manner and term in which such services shall be performed and facilities to be provided under such agreements (provided, that Exhibit B and D to the Transitional Services Agreement shall not be amended or supplemented at any time after fifteen (15) days prior to the Closing) or, as appropriate, to enter into ancillary agreements addressing certain critical transition services or specific site separation issues, in order to refine and further effect the understanding in the Transition Services Agreement and Site Separation Agreements.

     Section 7.18 Other Agreements. At the Closing, Purchaser and Pfizer shall enter into, execute and deliver product manufacturing agreements for each of the facilities listed on Schedule 7.18(a)(i) substantially in the form set forth on Schedule 7.18(a)(ii) (the “Manufacturing Agreements”). Currently herewith, Purchaser and Pfizer are entering into site separation agreements agreeing to sharing of certain facilities for each of the sites listed on Schedule 7.18(b)(i) including the terms and conditions set forth on Schedule 7.18(b)(ii) (the “Site Separation Agreements”).

     Section 7.19 2002 Audited Financial Statements. By January 20, 2003 Pfizer shall deliver to Purchaser audited financial statements (the “Audited September Financials”), prepared using the same standards and procedures as employed in the preparation of the Audited Financial Statements for the fiscal year ended December 31, 2001 and in accordance with GAAP, that (i) present fairly in all material respects (i) the financial condition, assets and liabilities of the Business as of September 30, 2002 and (ii) the results of operations including a statement of cash flows of the Business for the nine-month period ended September 30, 2002. Earnings before interest and taxes ("EBIT") reflected in the September 2002 Management Financial Statements shall not exceed EBIT before allocations of Pfizer corporate costs, merger related costs and effect of accounting changes arising from Statement of Financial Accounting Standards 141 and 142 reflected in the Audited September Financials by more than 7 1/2%.

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    Section 7.20 No Contingent Liabilities. As of the Closing, Pfizer shall cause all financial guarantees, letters of credit and other similar contingent liabilities of the Business (other than liabilities relating to activities of the Business, Assumed Liabilities or liabilities relating to Purchased Assets or the Conveyed Companies) to be discharged in full, and all such obligations shall cease to exist and be of no further force or effect.

     Section 7.21 Purchaser Circular. (a) As promptly as is reasonably practicable after the date hereof, Purchaser shall take all lawful action to obtain the Required Purchaser Vote. In furtherance of (and without limiting) the foregoing, as promptly as is reasonably practicable after the date hereof, Purchaser shall prepare and submit to the U.K. Listing Authority (the "UKLA") for its approval, a circular to be sent to Purchaser’s shareholders (the "Purchaser Circular") in connection with the Purchaser Shareholder Meeting (as defined below) , containing (i) a notice convening the Purchaser Shareholder Meeting, (ii) such information as may be required under the UK Listing Rules and such additional information (if any) as may be required by the UKLA, and (iii) such other information as Purchaser reasonably determines to include therein. Subject to Section 7.21(b), Purchaser shall cause the Purchaser Circular to be dispatched to its shareholders as promptly as is reasonably practicable after the date hereof.

     (b) Pfizer shall use reasonable efforts to procure that all such information and assistance is provided as promptly as is reasonably practicable to Purchaser as Purchaser shall reasonably require for the purposes of preparing the Purchaser Circular and obtaining UKLA approval of the Purchaser Circular, including a report (and/or such other documentation as may be required by the UKLA) from KPMG regarding the Conveyed Subsidiaries and Purchased Assets and KPMG's consent to including such report and/or other documentation in the Purchaser Circular.

     Section 7.22 Purchaser Shareholder Meeting; Board Recommendation. As promptly as is reasonably practicable after the Purchaser Circular is approved by the UKLA subject to Section 7.21(b), Purchaser shall take all action necessary to convene an extraordinary general meeting of Purchaser's shareholders at which resolutions will be proposed to approve the transactions contemplated by this Agreement (including any amendments, extensions or revisions hereto which may be approved by the board of directors of Purchaser or a duly authorized committee thereof) (the “Purchaser Shareholder Meeting”). The board of directors of Purchaser shall recommend to its shareholders the approval of the transactions contemplated hereby and shall use its best efforts to solicit such approval.

Section 7.23 Dublin Facility. With respect to the manufacturing facility located in Dublin, Ireland (the “Dublin Facility”), the present intention of the parties is at Closing to (a) convey, assign and transfer to Purchaser in accordance with Section 2.2 all Equipment and/or Equipment Leases relating to the Dublin Facility, (b) offer employment to all Employees (non-US) at the Dublin Facility in accordance with the provisions of Section 7.5 and (c) enter into a lease agreement, pursuant to which Pfizer or its Affiliate shall lease to Purchaser or its Affiliates such space at the Dublin Facility as is necessary and appropriate to enable Purchaser to continue to conduct the operations of the Business as currently conducted by the Dublin Facility. It is the present intention of Purchaser to transfer the manufacturing operations of the Business currently conducted at the Dublin Facility to a greenfield site within a twenty (20) mile radius of the Dublin Facility on or prior to the expiration of such lease. The parties

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agree, giving due consideration to applicable Laws and labor relations matters (i) to use commercially reasonable efforts to facilitate the transfer to Purchaser of those Employees (non-US) at the Dublin Facility with expertise and know-how related to the manufacturing processes of the products manufactured at the Dublin Facility; provided, however, that, in the event any such Employee (non-US) cannot be transferred, the parties agree that for a period commencing at Closing and ending on the date on which the lease expires, to use commercially reasonable efforts to provide the Affected Employee at the Dublin Facility and the individuals who are hired by Purchaser on or after the Closing to work at the Dublin Facility with such training as is reasonably necessary and appropriate to conduct the operations of the Business as currently conducted at the Dublin Facility, notwithstanding the foregoing, Pfizer shall not be responsible for any action or inaction of any Affected Employee at the Dublin Facility after the Closing or for any employees of Purchaser; and (ii) in the event that prior to Closing the parties mutually determine that the approach to the transition of manufacturing and production capabilities at the Dublin Facility set forth in clauses (a) through (c) hereof is not viable or Purchaser’s move to a greenfield site is not viable, to cooperate and use commercially reasonable efforts to arrange for viable alternatives for such transition, provided, however, that in that circumstance Purchaser shall assume any and all liability incurred after the Closing associated with Affected Employees (non-US) at the Dublin Facility.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Indemnification by Pfizer. (a)  Subject to the provisions of this Article VIII, Pfizer agrees to defend, indemnify and hold harmless Purchaser and its Affiliates, and, if applicable, their respective directors, officers, agents, employees, successors and assigns from and against any and all claims, actions, causes of action, judgments, awards, Liabilities, losses, costs or damages including reasonable attorney’s fees and expenses (collectively, a “Loss” or, the “Losses”) claimed or arising from (i) any Retained Liability, (ii) any breach by any Seller Corporation of any of its covenants or agreements contained in this Agreement, (iii) any breach of any warranty or representation of Pfizer contained in this Agreement (provided, however, that for the purposes of this Section 8.1(a)(iii), in determining whether there has been a breach of any such warranty or representation, if any such warranty or representation is qualified in any respect by the words “Material Adverse Effect”, such qualifications or exceptions will be ignored), or (iv) any non-compliance with bulk transfer or similar Laws to the extent the underlying obligation to the creditor is not an Assumed Liability.

     (b) Anything in this Section 8.1 to the contrary notwithstanding, the rights and obligations of the parties in respect to indemnification for any and all Tax matters shall be governed by Section 7.4.

     Section 8.2 Indemnification by Purchaser. (a)  Subject to the provisions of this Article VIII, Purchaser agrees to defend, indemnify and hold harmless the Seller Corporations and their Affiliates, and, if applicable, their respective directors, officers, agents, employees, successors and assigns from and against any and all Loss claimed or arising from (i) any Assumed Liability (except for any claim or cause of action with respect to which any Seller Corporation is obligated to indemnify Purchaser and its Affiliates under this Section VIII),

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(ii) any breach by Purchaser of any of its covenants or agreements in this Agreement, (iii) any breach of any warranty or representation of Purchaser contained in this Agreement, or (iv) events occurring on or after the Closing Date in connection with the Business, the Purchased Assets, or the Shares including the use, ownership, possession, operation or occupancy of any Facility, Leased Real Property or Real Property, the Company Intellectual Property, the Purchased Assets, or the Shares from and after the Closing Date (except for any (i) Retained Liability or any other claim or cause of action with respect to which any Seller Corporation is obligated to indemnify Purchaser and its Affiliates under this Article VIII or (ii) any events separately covered by any indemnification obligation of Purchaser under the Ancillary Agreements.

     (b) Anything in this Section 8.2 to the contrary notwithstanding, the rights and obligations of the parties in respect to indemnification for any and all Tax matters shall be governed by Section 7.4.

     Section 8.3 Notice of Claims. (a)  If any of the Persons to be indemnified under this Article VIII (the “Indemnified Party”) has suffered or incurred any Loss, the Indemnified Party shall so notify the party from whom indemnification is sought (the “Indemnifying Party”) promptly in writing describing such Loss, the amount or estimated amount thereof, if known or reasonably capable of estimation, and the method of computation of such Loss, all with reasonable particularity and containing a reference to the provisions of this Agreement or any other agreement, instrument or certificate delivered pursuant hereto in respect of which such Loss shall have occurred. If any action at Law or suit in equity is instituted by or against a third party with respect to which the Indemnified Party intends to claim any Liability as a Loss under this Article VIII, the Indemnified Party shall promptly notify the Indemnifying Party of such action or suit and tender to the Indemnifying Party the defense of such action or suit. A failure by the Indemnified Party to give notice and to tender the defense of the action or suit in a timely manner pursuant to this Section 8.3 shall not limit the obligation of the Indemnifying Party under this Article VIII, except (i) to the extent such Indemnifying Party is prejudiced thereby, (ii) to the extent expenses are incurred during the period in which notice was not provided, and (iii) as provided by Section 8.5.

(b) Except when a notice, report or other filing must be filed immediately pursuant to Environmental Laws, Purchaser will provide notice and an opportunity to comment to Pfizer before Purchaser files any Required Governmental Report or any other report, notification or filing with any Governmental Authority or third party in connection with an event that would be reasonably likely to result in a Loss subject to the indemnification provisions of this Article. In the event Purchaser is required to file a Required Governmental Report or any other report, notification or filing immediately, Purchaser will provide simultaneous notice to Pfizer when it files the report with the Governmental Authority.

     Section 8.4 Third Party Claims. (a)  The Indemnifying Party under this Article VIII shall have the right, but not the obligation, to conduct and control, through counsel of its choosing, any third party claim, action, suit or proceeding, including any such claim, action, suit or proceeding by a Governmental Authority, whether pursuant to a Governmental Order or otherwise (collectively, a “Third Party Claim”), and in such event the Indemnifying Party may compromise or settle the same, provided that the Indemnifying Party shall give the Indemnified Party advance notice of any proposed compromise of settlement. No Indemnified

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Party may compromise or settle any Third Party Claim for which it is seeking indemnification hereunder without the consent of the Indemnifying Party. The Indemnifying Party shall permit the Indemnified Party to participate in, but not control, the defense of any such action or suit through counsel chosen by the Indemnified Party, provided that the fees and expenses of such counsel shall be borne by the Indemnified Party. If the Indemnifying Party elects not to control or conduct the defense or prosecution of a Third Party Claim, the Indemnifying Party nevertheless shall have the right to participate in the defense or prosecution of any Third Party Claim and, at its own expense, to employ counsel of its own choosing for such purpose.

     (b) The parties hereto shall cooperate in the defense or prosecution of any Third Party Claim, with such cooperation to include (i) the retention and the provision of the Indemnifying Party records and information that are reasonably relevant to such Third Party Claim, and (ii) the making available of employees on a mutually convenient basis for providing additional information and explanation of any material provided hereunder.

     Section 8.5 Expiration. (a)  Notwithstanding anything in this Agreement to the contrary, if the Closing shall have occurred, all covenants, agreements, warranties and representations made herein or in any certificate delivered pursuant to Exhibit A or B shall survive the Closing. Notwithstanding the foregoing, all representations and warranties made herein or in any certificate delivered pursuant to Exhibit A or B, and all indemnification obligations under Sections 8.1. and 8.2 with respect to any such representation or warranty, shall terminate and expire on, and no action or proceeding seeking damages or other relief for breach of any thereof or for any misrepresentation or inaccuracy with respect thereto shall be commenced after, 2 years after the Closing Date for all representations and warranties made pursuant to Section 5.11 and 18 months after the Closing Date for all other representations and warranties, unless prior to such anniversary date a claim for indemnification with respect thereto shall have been made, with reasonable specificity (if known), by written notice given under Section 8.3.

     (b) As to indemnification obligations under Section 8.1(a)(i) with respect to subparagraphs (ii) and (iii) of the definition of Excluded Environmental Liabilities, such obligations shall terminate and expire on, and no action or proceeding seeking damages, relief or indemnity with respect thereto shall be commenced after, the 3rd anniversary of the Closing Date, unless prior to such anniversary date a Remedial Action Trigger has occurred and a claim for indemnification with respect thereto shall have been made, with reasonable specificity by written notice given under Section 8.3.

     Section 8.6 Certain Limitations. (a)  Notwithstanding the other provisions of this Article VIII, Pfizer shall not have any indemnification obligations for Losses under Section 8.1(a)(iii), (i) for any individual item (or series of related items resulting from the same event, fact or occurrence) where the Loss relating thereto is less than $75,000 and (ii) in respect of each individual item where the Loss relating thereto is equal to or greater than $75,000, unless the aggregate amount of all such Losses exceeds $45 million, in which event Pfizer shall be required to pay the amount of such Losses which exceeds $45 million, but only up to a maximum amount of $1 billion.

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     (b) Notwithstanding the provisions of this Article VIII, Pfizer shall not have any indemnification obligations for Losses under Section 8.1(a)(i) with respect to Excluded Environmental Liabilities, (i) for any individual item (or series of related items resulting from the same event, fact or occurrence) where the Loss relating thereto is less than $50,000 with respect to items falling within subparagraphs (ii), (iii), (iv) and (vi) of the definition of Excluded Environmental Liabilities, (ii) in respect of each individual item (or series of related items resulting from the same event, fact or occurrence) where the Loss relating thereto is equal to or greater than the minimum amount set forth in clause (i), then Pfizer shall be required to pay the amount of such Losses from the 1st dollar of Loss, but only after Purchaser has expended, with respect to Excluded Environmental Liabilities that arise under clauses (ii), (iii), (iv) and (vi) of the definition of Excluded Environmental Liabilities, the aggregate amount of $3 million for such Losses (such deductible not being applicable to claims made in respect of Excluded Environmental Liabilities that arise under clauses (i) and (v) of the definition of Excluded Environmental Liabilities) and (iii) with respect to claims made in respect of Excluded Environmental Liabilities that arise under clauses (ii), (iii), (iv) and (vi) of the definition of Excluded Environmental Liabilities, only up to a maximum aggregate amount in respect of all such items of $15 million.

     (c) Notwithstanding the other provisions of this Article VIII, Pfizer shall not have any indemnification obligations for Losses under Section 8.1(a)(i) with respect to Purchaser Known Environmental Liabilities as listed on Schedule 1.1(G) in excess of the following: (i) Item b.1, $300,000; (ii) Item b.2, $30,000; (iii) Item b.3, $150,000; and (iv) Item b.4, $100,000.

     Section 8.7 Losses Net of Insurance, Etc. The amount of any Loss for which indemnification is provided under Section 8.1 or 8.2 shall be net of (i) any specific accruals or reserves on the Financial Statements or the Working Capital Statement, or (ii) any (A) insurance proceeds from any insurance policy the premiums of which shall not have been paid (1) prior to Closing by Purchaser or any of its Affiliates and (2) after the Closing by Purchaser, any of its Affiliates or the Business, (B) statutory compensation for illness or injury received by, or available to, any current or former employee or (C) other cash receipts or sources of reimbursement received as an offset against such Loss (each Person named in clause (ii), a “Collateral Source”). The Indemnifying Party may require an Indemnified Party to assign the rights to seek recovery from a Collateral Source pursuant to the preceding sentence; provided, however, that the Indemnifying Party will then be responsible for pursuing such claim at its own expense. If the amount to be netted hereunder from any payment required under Sections 8.1 or 8.2 is determined after payment by the Indemnifying Party of any amount otherwise required to be paid to an Indemnified Party to this Article VIII, the Indemnified Party shall repay to the Indemnifying Party, promptly after such determination, any amount that the Indemnifying Party would not have had to pay pursuant to this Article VIII had such determination been made at the time of such payment. Any indemnity payment made pursuant to Article VIII shall be treated as an adjustment to the price paid by Purchaser for the relevant Conveyed Company or Purchased Assets for Tax purposes to the extent permitted under applicable law, unless a final determination with respect to the indemnified party or any of its Affiliates causes such payment to be treated other than as an adjustment to the purchase price for federal Income Tax purposes.

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     Section 8.8 Sole Remedy/Waiver. The parties hereto acknowledge and agree that the remedies provided for in this Agreement shall be the parties’ sole and exclusive remedy with respect to the subject matter of this Agreement. In furtherance of the foregoing, the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against the Seller Corporations or any of their Affiliates, or Purchaser or any of its Affiliates, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise).

     Section 8.9 Indemnification Procedures for Remedial Actions with respect to Items Listed Under Clauses (ii) and (v) of the Definition of Excluded Environmental Liabilities. Notwithstanding anything to the contrary in this Agreement, Pfizer’s indemnification obligations under Section 8.1 hereof in respect of clauses (ii) and (v) of the definition of Excluded Environmental Liabilities are subject to the provisions of this Section 8.9.

     (a) Pfizer shall have the right but not the obligation to conduct and control the management of a Remedial Action at a Facility that is subject to indemnification pursuant to this Agreement. Pfizer must notify Purchaser, within 30 days of receipt of notice of Purchaser’s claim for indemnification for such matter, that (i) it intends to undertake said responsibility or (ii) that more information is needed from Purchaser before Pfizer can reasonably determine that Purchaser’s claim is subject to indemnification pursuant to this Agreement. Purchaser shall promptly respond to such requests for information (to the extent such information is reasonably available to Purchaser) and, within 30 days of receipt of such information, Pfizer shall notify Purchaser as to whether it shall undertake the Remedial Action. Prior to a determination by Pfizer that it will undertake a Remedial Action pursuant to this Section, Purchaser shall take only those actions necessary to comply with applicable Environmental Laws or address conditions that pose an immediate and acute health risk (unless additional actions are approved by Pfizer). Notwithstanding anything to the contrary set forth in Section 8.3 or the forgoing portion of Section 8.9(a), the parties hereto agree that Pfizer has adequately notified Purchaser that it (A) hereby exercises its right to conduct and control any Remedial Action associated with any Pfizer Known Environmental Liability listed on Schedule 1.1(G)(a) and (B) hereby waives its rights to conduct and control any Remedial Action associated with any Purchaser Known Environmental Liability listed on Schedule 1.1(G)(b). Nothing in this Section 8.9 shall be deemed to be a waiver of Purchaser’s right to indemnification from Pfizer for Losses claimed or arising from any Excluded Environmental Liabilities.

     (b) In undertaking any Remedial Action for any Known Environmental Liability or other Excluded Environmental Liability for which Purchaser will seek indemnification from Pfizer under Section 8.1(a), the party undertaking the Remedial Action (the “Remediator”) shall retain a qualified independent environmental consultant, which consultant shall be subject to the approval of the party hereto which is not the Remediator (the “Non-Remediator”), such approval not to be unreasonably delayed or withheld. The Remediator shall undertake such Remedial Action in a prompt and expeditious fashion in accordance with the Applicable Remedial Action Standards and shall not cause, through its own inaction, any undue delay in obtaining written notice from the appropriate Governmental Authority that no further investigation or remediation

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is necessary with respect to the matter that is the subject of the indemnification claim to meet the Applicable Remedial Action Standards or, if no Governmental Authority is involved in such matter, a good faith determination from its environmental consultant that no further investigation or remediation is required to bring the Facility into conformance with the Applicable Remedial Action Standards. The Remediator shall comply with all applicable Laws, including all applicable Environmental Laws, with respect to its performance pursuant to this Section. The Remediator shall provide copies to the Non-Remediator of all material correspondence, and final drafts and final work plans and reports and shall give the Non-Remediator a reasonable opportunity given the circumstances (at the Non-Remediator’s own expense) to comment on any submissions the Remediator intends to deliver or submit to any appropriate Governmental Authority prior to said submission. The Non-Remediator may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remedial Action, including any field work undertaken by the Remediator, and the Non-Remediator shall provide the Remediator with the results of all such field work. Notwithstanding the above, the Non-Remediator shall not take any actions that shall unreasonably interfere with the Remediator’s performance of the Remedial Action. Pfizer shall undertake any such work undertaken hereunder in a manner designed to minimize any disruption, to the greatest extent possible, with the conduct of operations at the Facility. Purchaser shall allow Pfizer reasonable access to conduct any of the work contemplated herein and shall fully cooperate with Pfizer in the performance of the Remedial Action, including providing Pfizer with reasonable access to employees and documents as necessary. Pfizer shall indemnify Purchaser in respect of any Environmental Liabilities caused or exacerbated during the course of a Remedial Action undertaken by or on behalf of Pfizer excluding Purchaser’s performance of any Remedial Action on or after the Closing.

     (c) Pfizer’s performance of any Remedial Action pursuant to this Section 8.9 shall be deemed to be complete: (x) upon receipt of written notice from the relevant Governmental Authority indicating that no further Remedial Action is required to be conducted (a “Governmental Sign-off”) or, (y) if no Governmental Authority has asserted jurisdiction or if for any other reason a Governmental Sign-off is not obtainable, when Pfizer’s and Purchaser’s environmental consultants jointly agree, in writing, that the Remedial Action has been completed in accordance with the Applicable Remedial Action Standard; provided, however, that if Pfizer’s and Purchaser’s environmental consultants are unable to reach such a joint agreement, then Pfizer’s and Purchaser’s environmental consultants shall jointly select an independent third environmental consultant (the “Independent Consultant”) acceptable to each of them and that Independent Consultant shall review all relevant information provided by Pfizer and Purchaser and shall make a determination, which determination shall be binding on both Pfizer and Purchaser, as to whether the Remedial Action has achieved the Applicable Remedial Action Standard and no further action is required. In the event the Independent Consultant finds that additional work is required, the scope and extent of that work shall be negotiated by the parties. All fees, costs and expenses of the Independent Consultant shall be borne equally (50% each) by Pfizer and Purchaser.

     (d) If Pfizer declines to undertake the performance of a Remedial Action as provided in Section 8.9(a), Purchaser shall be entitled to undertake the Remedial Action to the Applicable Remedial Action Standards. Purchaser shall promptly provide copies to Pfizer of all material correspondence, and final drafts and final work plans and reports and shall give Pfizer a reasonable opportunity given the circumstances (at Pfizer’s own expense) to comment on any

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submissions Purchaser intends to deliver or submit to any appropriate Governmental Agency prior to said submission. Pfizer may, at its own expense, hire its own consultants, attorneys or other professionals to monitor the Remedial Action, including any field work undertaken by Purchaser, and Purchaser shall provide to Pfizer the results of all such field work. Notwithstanding the above, Pfizer shall not take any actions that shall unreasonably interfere with Purchaser’s performance of the Remedial Action. Pfizer’s decision to allow Purchaser to undertake Remedial Action hereunder shall not limit or affect Pfizer’s obligation to indemnify Purchaser for said Remedial Action to the Applicable Remedial Action Standards as otherwise provided in this Agreement.

     Section 8.10 Limitation on Indemnification for Remedial Actions with respect to Items Listed Under Clauses (ii) and (v) of the Definition of Excluded Environmental Liabilities. Notwithstanding anything to the contrary in this Agreement, Pfizer’s indemnification obligations under Section 8.1 hereof in respect of clauses (ii) and (v) of the definition of Excluded Environmental Liabilities are subject to the provisions of this Section 8.10. Pfizer shall be responsible for the cost of such Remedial Action only to the extent necessary to meet the least stringent, most cost-effective standard required by applicable Environmental Law and consistent with the industrial/commercial use of the Facility as of the Closing Date or, if there is no such Environmental Law applicable to the Facility and/or the environmental conditions in question, then the least stringent, most cost-effective standard, consistent with the industrial/commercial use of the Facility as of the Closing Date, of: (a) the standard to which Pfizer would remediate the Facility if the Facility were an ongoing production facility of Pfizer taking into consideration, where applicable, engineering and/or institutional controls; and (b) the standard to which Purchaser would remediate the Facility if the Facility were an ongoing production facility of Purchaser taking into consideration, where applicable, engineering and/or institutional controls (the “Applicable Remedial Action Standard”). Purchaser shall indemnify Pfizer in respect of any Environmental Liabilities caused or exacerbated during the course of a Remedial Action undertaken by, or on behalf of, Purchaser on or after the Closing. Further, Pfizer shall not be responsible for costs incurred in connection with a Remedial Action unless such Remedial Action is required (i) to respond to a judgment or an order in a Third Party Claim or (ii) to respond to a condition that presents a substantial endangerment to human health or the environment (the standard indicated in clauses (i) and (ii), the “Remedial Action Trigger”); provided, however, that the items listed in clause (v) of the definition of Excluded Environmental Liabilities are deemed to meet the Remedial Action Trigger.

     Section 8.11 Limitation on Damages. IN CONNECTION WITH A BREACH OF THIS AGREEMENT BY EITHER PARTY, SUBJECT TO THE PROVISIONS OF ARTICLE VIII, THE NON-BREACHING PARTY SHALL BE ENTITLED TO INDEMNIFICATION FOR ALL DAMAGES, INCLUDING LOST PROFITS AND DIMINUTION IN VALUE OF THE BUSINESS, PROVIDED, HOWEVER, THAT, NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN, NO PARTY TO THIS AGREEMENT SHALL BE LIABLE TO OR OTHERWISE RESPONSIBLE TO ANY OTHER PARTY HERETO OR ANY AFFILIATE OF ANY OTHER PARTY HERETO FOR PUNITIVE DAMAGES OR FOR THE REDUCTION OF THE STOCK PRICE OR MARKET VALUE OF SUCH PARTY THAT ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF OR ANY LIABILITY RETAINED OR ASSUMED HEREUNDER.

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ARTICLE IX

TERMINATION

     Section 9.1 Termination. This Agreement may be terminated at any time prior to the Closing:

     (a) by written agreement of Purchaser and Pfizer, acting as agent for the Seller Corporations;

     (b) by either Purchaser or Pfizer, by giving written notice of such termination to the other party, if the Closing shall not have occurred on or prior to July 20, 2003 (unless the failure to consummate the Closing by such date (i) shall be due to the failure of the party seeking to terminate this Agreement to have fulfilled any of its obligations under this Agreement, or (ii) is due to the continuance of a waiting period or lack of an approval required under or an injunction or equivalent thereof entered based upon any Competition Laws, in which event Purchaser may not rely upon this Section 9.1 to terminate this Agreement until the 1st anniversary of the date of this Agreement);

     (c) by either Pfizer or Purchaser if any court of competent jurisdiction or other competent Governmental Authority of the United States of America, Canada or Mexico shall have issued a Governmental Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order or other action shall have become final and nonappealable; or

     (d) by either Pfizer or Purchaser, following the Purchaser Shareholder Meeting (and following any adjournment or postponement thereof), if the Required Purchaser Vote shall not have been obtained at such meeting.

     Section 9.2 Effect of Termination. (a)  In the event of the termination of this Agreement in accordance with Section 9.1 hereof, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to the other party hereto or their respective Affiliates, directors, officers or employees, except for the obligations of the parties hereto contained in this Section 9.2 and in Sections 7.1, 10.1, 10.7, 10.8, 10.9 and 10.11 hereof, and except that nothing herein will relieve any party from Liability for any breach of any covenant set forth in this Agreement prior to such termination.

     (b) In the event this Agreement shall be terminated and at such time any party is in material breach of or default under any term or provision hereof, such termination shall be without prejudice to, and shall not affect, any and all rights to damages that the other party may have hereunder or otherwise under applicable Law. The damages recoverable by the non-defaulting party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby.

     (c) If this Agreement is terminated in accordance with Section 9.1, Purchaser agrees that the prohibition in the Confidentiality Agreement restricting Purchaser’s ability to solicit any Employee to join the employ of Purchaser or any of its Affiliates shall be extended to a period of 3 years from the date of this Agreement.

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ARTICLE X

MISCELLANEOUS

     Section 10.1 Notices. All notices or other communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the party for whom it is intended, if delivered by registered or certified mail, return receipt requested, or by a national courier service, or if sent by facsimile, provided that the facsimile is promptly confirmed by telephone confirmation thereof, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:

     To any Seller Corporation:

PFIZER INC. 235 East 42nd Street New York, NY 10017 Telephone: (212) 733-4935 Facsimile: (212) 808-8924
Attn:	Jeffrey B. Kindler, Esq. Senior Vice President and General Counsel

     with a copy to:

Cadwalader, Wickersham & Taft 100 Maiden Lane New York, NY 10038 Telephone: (212) 504-5555 Facsimile: (212) 504-6666
Attn:	Dennis J. Block, Esq.

     to Purchaser:

CADBURY SCHWEPPES PLC 25 Berkeley Square London W1J 6HB United Kingdom
Attn:	Michael A.C. Clark Chief Legal Officer and Group Secretary
Telephone: 011-44-207-830-5006 Telefax: 011-44-207-830-5015

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with a copy to:

Shearman & Sterling 599 Lexington Avenue New York, NY 10022 Telephone: (212) 848-4000 Facsimile: (212) 848-7179
Attn:	Creighton O’M. Condon, Esq. Kenneth A. Gerasimovich, Esq.

Section 10.2 Amendment; Waiver. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by Purchaser and Pfizer, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

     Section 10.3 Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement including by sale of stock, operation of Law in connection with a merger or sale of substantially all the assets of Purchaser without the prior written consent of the other party hereto, except that Purchaser may without such consent assign its rights to purchase any of the Shares and any of the Purchased Assets hereunder to one or more of its Affiliates, provided, however, that no such assignment by Purchaser shall relieve Purchaser of any of its obligations hereunder.

     Section 10.4 Entire Agreement. This Agreement (including all Schedules and Exhibits hereto) contains the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters, except for the Confidentiality Agreement which will remain in full force and effect for the term provided for therein and other than any written agreement of the parties that expressly provides that it is not superseded by this Agreement.

     Section 10.5 Fulfillment of Obligations. Any obligation of any party to any other party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.

     Section 10.6 Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than Purchaser, Seller Corporations, or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

     Section 10.7 Public Disclosure. Notwithstanding anything herein to the contrary, each of the parties to this Agreement hereby agrees with the other parties hereto that, except as may be required to comply with the requirements of any applicable Laws, and the rules and regulations of each stock exchange upon which the securities of one of the parties is listed, if any, no press release or similar public announcement or communication shall, if prior to the Closing, be made or caused to be made concerning the execution or performance of this Agreement unless the parties shall have consulted in advance with respect thereto.

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     Section 10.8 Return of Information. If for any reason whatsoever the transactions contemplated by this Agreement are not consummated, Purchaser shall promptly return to Pfizer all books and records furnished by Pfizer, any other Seller Corporation, any Conveyed Company or any of their respective Affiliates, agents, employees, or representatives (including all copies, summaries and abstracts, if any, thereof) in accordance with the terms of the Confidentiality Agreement.

     Section 10.9 Expenses; Conveyance Taxes.

     (a) Except as otherwise expressly provided in this Section 10.9 or elsewhere in this Agreement, whether or not the transactions contemplated by this Agreement are consummated, all fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid and borne by the Person incurring such fees, costs and expenses.

     (b) All Taxes relating to the transfer of Purchased Assets or Shares, including any amounts in respect of value added taxes (“VAT”) for which a Seller Corporation is accountable in respect of the supply of any Purchased Assets or Shares under this Agreement shall be paid by the Person liable to pay such Taxes. The amount of any payment required to be made by Purchaser under this Agreement in respect of a supply of any Purchased Assets or Shares shall be understood to be exclusive of VAT, and any amount in respect of VAT for which a Seller Corporation is accountable in respect of such supply shall, subject to receipt of a valid VAT invoice or receipt in accordance with Section 10.9(f), be paid by Purchaser to such Seller Corporation in addition to and at the same time as such payment is due from Purchaser under this Agreement, regardless of any ultimate right to reimbursement of some or all of such amount in accordance with the remainder of this Section 10.9.

     (c) All fees, costs and expenses related to the making of filings with, providing notices to or seeking approvals by or from Governmental Authorities in connection with the transactions contemplated hereby shall be borne one-half by Purchaser and one-half by Pfizer, provided, however, that all fees, costs and expenses related to the preparation, printing, filing and mailing of the Purchaser Circular and the solicitation of the approval of Purchaser’s shareholders shall be borne solely by Purchaser.

     (d) “Conveyance Taxes” (and each of them a “Conveyance Tax”) in this Section 10.9 means (i) all Taxes relating to the transfer of Purchased Assets or Shares other than (x) any VAT for which a Seller Corporation is accountable in respect of such transfer (y) any fees, costs and expenses referred to in Section 10.9(c) above (including those excluded by the proviso therein) and (z) any Income Taxes and (ii) any amount in respect of VAT paid by the Purchaser in accordance with the second sentence of Section 10.9(b). The cost of Conveyance Taxes shall be borne as between the Seller Corporations and Purchaser as follows: (i) in respect of any Conveyance Taxes which are refundable or in respect of which a credit or repayment is or becomes available to the Person liable to pay those Taxes or one of its Affiliates by the Person liable to pay such Conveyance Taxes; and (ii) in respect of any Conveyance Tax not falling within subsection (d)(i) above, equally by the Seller Corporations on the one hand and Purchaser on the other hand, provided, however, that if the Person liable to pay a Conveyance Tax fails to procure a credit or repayment otherwise available to it in respect of such Conveyance Tax or, in the case of a Conveyance Tax relating to amounts paid in respect of VAT, such Person fails to register for VAT, the Conveyance Tax shall be borne solely by such Person.

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     (e) The Seller Corporations and Purchaser, as the case may be, shall be entitled to reimbursement from each other if and to the extent that either of them has paid fees, costs, expenses or Conveyance Taxes in excess of the amount allocable to it under this Section 10.9.

     (f) In each case where an amount in respect of VAT is payable by the Purchaser in accordance with Section 10.9(b) above, the Seller Corporation transferring the Purchased Assets or Shares in respect of which such VAT is payable shall furnish a VAT receipt or invoice to the Purchaser in the manner required by Law to allow the Purchaser or, as the case may be, any of its Affiliates to recover or recoup such VAT to the extent allowable by Law.

     Section 10.10 Schedules. The disclosure of any matter in any Schedule to this Agreement, as may be amended or supplemented prior to the Closing, shall be deemed to be a disclosure for all purposes of this Agreement, but shall expressly not be deemed to constitute an admission by any Seller Corporation or Purchaser, or to otherwise imply, that any such matter is material for the purposes of this Agreement.

     Section 10.11 Governing Law; Jurisdiction. (a)  This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

     (b) With respect to any suit, action or proceeding relating to this Agreement (each, a “Proceeding”), each party hereto irrevocably (i) agrees and consents to be subject to the jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in New York City and (ii) waives any objection which it may have at any time to the laying of venue of any Proceeding brought in any such court, waives any claim that such Proceeding has been brought in an inconvenient forum and further waives the right to object, with respect to such Proceeding, that such court does not have any jurisdiction over such party. Purchaser hereby irrevocably designates, appoints and empowers Dr. Pepper/Seven Up, Inc., with offices located at 5301 Legacy Drive, Plano Texas, 75024, Attention: General Counsel, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf service of any legal process, summons notices and documents which may be served in any such Proceeding.

     Section 10.12 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement and shall become effective when ore or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

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     Section 10.13 Headings. The heading references herein and the table of contents hereto are for convenience purposes only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

     Section 10.14 Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any term or other provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid, illegal or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity, illegality or unenforceability, nor shall such invalidity, illegality or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     Section 10.15 WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. THE PARTIES HERETO (A) CERTIFY THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT THEY AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.15.

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     IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the date first written above.

PFIZER INC.
By:
Name: Title:
CADBURY SCHWEPPES PLC
By:
Name: Title:

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EXHIBIT A

LIST OF INSTRUMENTS AND DOCUMENTS TO BE PROVIDED BY PFIZER

A-1

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EXHIBIT B

LIST OF INSTRUMENTS AND DOCUMENTS TO BE PROVIDED BY PURCHASER

B-1

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EXHIBIT C

TRANSITIONAL SERVICES AGREEMENT

C-1

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EXHIBIT D

TRANSITIONAL INTELLECTUAL PROPERTY LICENSE AGREEMENT

D-1

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EXHIBIT E

PFIZER EMPLOYEE SEPARATION PLAN

E-1

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EXHIBIT F

RELEASE AGREEMENT (INDIVIDUAL TERMINATION)

F-1

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EXHIBIT G

RELEASE AGREEMENT (GROUP TERMINATION)

G-1